UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.    )

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Retail Properties of America, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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RETAIL PROPERTIES OF AMERICA, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

You are cordially invited to attend the 2017 Annual Meeting of Stockholders (the “Annual Meeting”) of Retail Properties of America, Inc. (the “Company”). The Annual Meeting will be held on May 25, 2017 at 8:00 a.m. Mountain Time at The Red Rock Casino Resort & Spa, 11011 W. Charleston Blvd., Las Vegas, Nevada 89135.

The Annual Meeting will be held for the following purposes:

1.	To elect nine directors, nominated by the Board of Directors of the Company, to hold office until the 2018 annual meeting of stockholders and until their successors are elected and qualify;

2.	To approve the Company’s executive compensation on an advisory basis;

3.	To approve the frequency of future advisory votes on executive compensation on an advisory basis;

4.	To approve an amendment to the Company’s bylaws;

5.	To ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2017; and

6.	To transact any other business as may properly come before the meeting or any adjournments or postponements of the meeting.

The Board of Directors of the Company has fixed the close of business on March 17, 2017 as the record date for determining stockholders of record entitled to notice of and to vote at the meeting.

We hope to have the maximum number of stockholders present in person or by proxy at the meeting. To assure your representation at the meeting, please authorize your proxy by completing, signing, dating and mailing the enclosed proxy card. You may also authorize your proxy through the Internet or by calling a toll-free telephone number by following the procedures described on the enclosed proxy card. YOUR COOPERATION IN PROMPTLY SUBMITTING YOUR PROXY WILL BE VERY MUCH APPRECIATED. For specific instructions, please refer to the instructions on the proxy card. Proof of stock ownership and a form of photo identification will be required for admission to the Annual Meeting. For further information on admission, please refer to the question entitled “Who can attend the meeting?” on page 1 of the proxy statement which follows this notice.

Thank you for your continued support of and interest in our Company.

Dated: April 7, 2017	By order of the Board of Directors, /s/ Paula C. Maggio Paula C. Maggio Secretary

Important Notice Regarding the Availability of Proxy Materials for Stockholder Meeting To Be Held on May 25, 2017:

The Proxy Statement, Annual Report to Stockholders and Proxy Card are available free of charge at www.rpai.com/proxy.

i

RETAIL PROPERTIES OF AMERICA, INC.

2021 SPRING ROAD, SUITE 200

OAK BROOK, ILLINOIS 60523

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 25, 2017

This proxy statement contains information related to the Annual Meeting of Stockholders (the “Annual Meeting”) of Retail Properties of America, Inc. (the “Company,” “we,” “our” or “us”), which will be held on May 25, 2017 at 8:00 a.m. Mountain Time at The Red Rock Casino Resort & Spa, 11011 W. Charleston Blvd., Las Vegas, Nevada 89135. Please contact our Investor Relations department at (800) 541-7661 or via email at IR@rpai.com if you plan to attend.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Why did you send me this Proxy Statement?

We sent you this proxy statement and the proxy card because our Board of Directors (the “Board”) is soliciting a proxy from you to vote your shares at the Annual Meeting. This proxy statement contains information we are required to provide to you and is designed to assist you in voting your shares. On or about April 7, 2017, we will begin mailing the proxy materials to all stockholders of record as of the close of business on March 17, 2017, the record date fixed by the Board for determining the holders of record of our Class A common stock, $.001 par value per share, entitled to notice of and to vote at the Annual Meeting.

Why did some stockholders receive a Notice of Internet Availability of Proxy Materials?

Certain of our stockholders may receive a Notice of Internet Availability of Proxy Materials, or Notice, which was sent to stockholders on or about April 7, 2017, containing information on the availability of our proxy materials on the Internet. Stockholders who received the Notice by mail will not receive a printed copy of our proxy materials unless requested in the manner described in the Notice. The Notice explains how to access and review this proxy statement and our Annual Report to Stockholders, and how you may vote by proxy.

Who is entitled to vote?

If you were a stockholder of record as of the close of business on March 17, 2017, which is referred to as the record date, you are entitled to receive notice of the Annual Meeting and to vote the shares of Class A common stock that you held as of the close of business on the record date at the Annual Meeting. Each of the outstanding shares of Class A common stock, as of the record date, is entitled to one vote on all matters to be voted upon at the Annual Meeting. On the record date, there were 236,888,222 shares of Class A common stock issued and outstanding. We refer to our Class A common stock as our “common stock.”

Who can attend the meeting?

Only persons who are stockholders of record of shares of common stock of the Company at the close of business on the record date or their designated proxies or who are invited guests of the Company may attend and be admitted to the Annual Meeting. All stockholders attending the Annual Meeting will be required to show photo identification (a valid driver’s license, state identification or passport) prior to admission. If a stockholder’s shares are registered in the name of a broker, bank or other nominee, the stockholder must also bring a proxy or a letter from that broker, bank or other nominee or their most recent brokerage account statement that confirms that the stockholder was a beneficial owner of our shares as of the record date. We reserve the right to determine the validity of any purported proof of beneficial ownership. Please contact our Investor Relations department at (800) 541-7661 or via email at IR@rpai.com if you plan to attend. Cameras (including cell phones with photographic capabilities), recording devices and other electronic devices will not be permitted to be used at the Annual Meeting.

How do I vote?

If some or all of your shares are registered in your own name with our transfer agent, you are a “stockholder of record” or “record holder” with respect to such shares, and you can vote those shares either in person at the Annual Meeting or by proxy without attending the Annual Meeting by any of the following methods:

By Internet. Stockholders may authorize a proxy to vote via the Internet by using the website provided on their proxy card or Notice until 11:59 p.m. Eastern Time on May 24, 2017. The Internet proxy authorization procedures are designed to authenticate stockholders’ identities and to allow stockholders to authorize a proxy to vote their shares and confirm that their instructions have been properly recorded. If you vote via the Internet, you do not need to return your proxy card.

By Telephone. Stockholders may authorize a proxy to vote via touch-tone telephone by calling the toll- free telephone number provided on their proxy card or Notice until 11:59 p.m. Eastern Time on May 24, 2017. The touch-tone telephone proxy authorization procedures are designed to authenticate stockholders’ identities and to allow stockholders to authorize a proxy to vote their shares and confirm that their instructions have been properly recorded. If you vote via telephone, you do not need to return your proxy card.

By Mail. If you received printed materials and you choose not to authorize your proxy over the Internet or by touch-tone telephone, please complete the paper proxy card and return it to our transfer agent in the pre- addressed, postage-paid envelope provided with this proxy statement.

Please refer to the Notice or, if you received printed materials, the enclosed proxy card for voting instructions.

If you hold some or all of your shares in “street name,” you must either direct the bank, broker or other nominee as to how to vote your shares or obtain a proxy from the bank, broker or other nominee to vote at the Annual Meeting. Please refer to the voter instruction cards used by your bank, broker or other nominee for specific instructions on methods of voting, including using the Internet or by telephone.

Each executed and timely-returned proxy will be voted in accordance with the directions indicated on it. Except for “broker non-votes” described below, executed but unmarked proxies will be voted by the person(s) named thereon (i) for the election of the nominees named herein as directors (or a substitute for a nominee if such nominee is unable or refuses to serve); (ii) for the approval of an advisory resolution approving the Company’s executive compensation; (iii) for a frequency of every year as the frequency of future advisory votes on executive compensation; (iv) for the approval of the amendment to the Company’s bylaws proposed herein; (v) for the ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2017; and (vi) in the discretion of such person(s) upon such matters not presently known or determined that may properly come before the Annual Meeting.

Can I revoke or change my proxy?

Yes. If you are a stockholder of record, you may revoke or change your proxy at any time before the shares it represents are voted by (i) giving written notice of the revocation to our Secretary, (ii) delivering a later- dated proxy (which automatically revokes the earlier proxy), or (iii) voting in person at the Annual Meeting. For shares you hold beneficially in “street name,” you may change your vote by submitting new voting instructions to your broker, bank or other nominee or, if you have obtained a legal proxy from your broker, bank or other nominee giving you the right to vote your shares, by attending the Annual Meeting and voting in person. If you are a stockholder of record as of the record date attending the Annual Meeting, you may vote in person whether or not a proxy has been previously submitted, but your presence (without further action) at the Annual Meeting will not constitute revocation of a previously submitted proxy.

What constitutes a quorum?

The presence, in person or by proxy, at the Annual Meeting of holders of a majority of our outstanding shares of common stock entitled to vote on the record date constitutes a quorum for the transaction of business at the Annual Meeting. If you have returned valid proxy instructions (in writing, by telephone or over the Internet) or attend the Annual Meeting and vote in person, your shares will be counted for purposes of determining whether there is a quorum. Abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum. A “broker non-vote” occurs when a nominee (such as a custodian or bank) holding shares for a beneficial owner returns a signed proxy but does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

What vote is required to approve each Proposal assuming a quorum is present?

1.	Election of Directors: The affirmative vote of a majority of the votes cast is required for the election of each of the nine directors to be elected at the Annual Meeting, which means that a director nominee will only be elected if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. There are no cumulative voting rights in the election of directors.

2.	Approval of Executive Compensation on an Advisory Basis: The affirmative vote of a majority of the votes cast is required to approve the Company’s executive compensation on an advisory basis.

3.	Approval of the Frequency of Future Advisory Votes on Executive Compensation on an Advisory Basis: The affirmative vote of a majority of the votes cast is required to approve the frequency of future advisory votes on the Company’s executive compensation. In the event that no option receives a majority of the votes cast, we will consider the option that receives the most votes to be the option selected by the stockholders.

4.	Approval of Amendment to the Company’s Bylaws: The affirmative vote of a majority of the votes cast is required to approve the amendment to the Company’s bylaws.

5.	Ratification of the Selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2017: The affirmative vote of a majority of the votes cast is required to ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2017.

Abstentions and “broker non-votes” will not be counted as votes cast. A “broker non-vote” occurs when a nominee (such as a custodian or bank) holding shares for a beneficial owner returns a signed proxy but does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

If you are a beneficial owner of shares held in “street name” and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on “routine” matters but cannot vote on “non-routine” matters.

How do I learn the results of the vote?

Voting results of the Annual Meeting will be disclosed on a Form 8-K filed with the Securities and Exchange Commission (“SEC”) within four business days after the Annual Meeting.

What is the cost of proxy solicitation?

We will bear all expenses incurred in connection with the solicitation of proxies. In an effort to have as large a representation at the Annual Meeting as possible, special solicitations of proxies may, in certain circumstances, be made by the Company’s officers, directors and employees by mail, personal contact, telephone, facsimile or other electronic means. They will not receive any additional compensation for those activities, but they may be reimbursed for their out-of-pocket expenses. We may also reimburse brokers, banks, nominees and other fiduciaries for postage and reasonable clerical expenses of forwarding the proxy material to their principals who are beneficial owners of shares of our common stock. In addition, we have engaged Morrow Sodali LLC, 470 West Avenue, Stamford, Connecticut 06902, to assist with the solicitation of proxies on our behalf for an estimated fee of $7,500 plus expenses.

Will stockholders be asked to vote on any other matters?

As of the date of this proxy statement, the above-referenced proposals are the only matters we are aware of that are to be voted upon at the Annual Meeting. If any other matter should properly come before the Annual Meeting, the persons appointed by you in your proxy will vote on those matters in accordance with the recommendation of the Board, or, in the absence of such a recommendation, in accordance with their discretion. The affirmative vote of a majority of the votes cast on any such other matter will be required for approval.

How can I manage the number of Proxy Statements and Annual Reports I receive?

The rules of the SEC permit companies to provide a single copy of our proxy statement and annual report to households in which more than one stockholder resides. This process is known as householding. Stockholders who share an address and who have been previously notified that their broker, bank or other intermediary will be householding their proxy materials will receive only one copy of our proxy statement and annual report unless they have affirmatively objected to the householding notice.

Stockholders sharing an address who received only one set of these materials may request a separate copy which will be sent promptly at no cost by writing or calling our Investor Relations department at: Investor Relations, Retail Properties of America, Inc., 2021 Spring Road, Suite 200, Oak Brook, IL 60523 or by contacting us by telephone at (800) 541-7661. For future annual meetings, a stockholder may request separate proxy statements or annual reports, or the householding of such materials, by contacting us as noted above.

This proxy statement and our annual report to stockholders are available at www.rpai.com/proxy.

Where can I find more information about the Company?

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file with the SEC at their Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please contact the SEC at (800) SEC-0330 for further information regarding their public reference facilities. Our SEC filings are also available to the public on the SEC’s website at www.sec.gov.

PROPOSAL 1 - ELECTION OF DIRECTORS

PROPOSAL NO. 1: ELECTION OF NINE INDIVIDUALS TO SERVE AS DIRECTORS TO HOLD OFFICE UNTIL THE NEXT ANNUAL MEETING OF STOCKHOLDERS AND UNTIL THEIR SUCCESSORS ARE ELECTED AND QUALIFY.

The Board currently consists of nine directors, each of whom has a term that expires at the Annual Meeting. Since our 2016 annual meeting of stockholders, the number of directors that constitute our Board increased from eight to nine as a result of the appointment of Robert G. Gifford as a director on October 24, 2016. Mr. Gifford, a director and nominee who has not previously stood for election, was initially identified as a potential candidate for election to the Board by one of our advisors, who was requested to assist in the identification of director candidates. Based on the recommendation of the Nominating and Corporate Governance Committee (the “NCG Committee”), our Board has nominated each of our current nine Board members to stand for re-election at the Annual Meeting.

Each nominee is currently serving as a director of the Company. We have no reason to believe that any of the nominees will be unable or unwilling to serve, if elected. However, should any nominee be unable or unwilling to accept the office of director, and if the Board shall designate a substitute nominee, the persons named as proxies will vote for the election of the substitute nominee designated by the Board, and if none, for such other persons as the Board shall determine. After an evaluation, the Board determined that all of the current directors of the Company satisfy the definition of “independent” under the New York Stock Exchange’s (“NYSE”) listing standards, except for Steven P. Grimes.

The election of members of the Board is conducted on an annual basis. The individuals elected to the Board serve a one-year term and until their successors are elected and qualify. Accordingly, the term of office of each of our current directors will expire at the Annual Meeting. Information regarding the business experience of each nominee is provided below based upon information furnished to us by the individuals named.

Nominees for Election as Directors

The following sets forth information with regard to the nominees for election to the Board, with ages set forth as of March 17, 2017.

Name, Positions With RPAI and Age	Business Experience

GERALD M. GORSKI Director since 2003 and Chairman of the Board since 2010 Age 73	Gerald M. Gorski has been one of our directors since 2003 and Chairman of the Board since 2010. He was a Partner in the law firm of Gorski & Good LLP, Wheaton, Illinois from 1978 through 2016. Mr. Gorski’s practice was focused on governmental law, and he represented numerous units of local government in Illinois. Mr. Gorski has served as a Special Assistant State’s Attorney and Special Assistant Attorney General in Illinois. He received a B.A. from North Central College with majors in Political Science and Economics and a J.D. from DePaul University Law School. Mr. Gorski served as the Vice Chairman of the Board of Commissioners for the DuPage Airport Authority. Further, Mr. Gorski has also served as Chairman of the Board of Directors of the DuPage National Technology Park. He has written numerous articles on various legal issues facing Illinois municipalities and has been a speaker at a number of municipal law conferences. Mr. Gorski was a 2013 National Association of Corporate Directors, or NACD, Board Leadership Fellow.

Name, Positions With RPAI and Age	Business Experience

BONNIE S. BIUMI Director since 2015 Age 54	Bonnie S. Biumi has been one of our directors since 2015. Ms. Biumi has over 30 years of experience in public accounting and as a Chief Financial Officer or other senior level financial position at both public and private companies, including most recently as President and Chief Financial Officer of Kerzner International Resorts, Inc., a developer, owner and operator of destination resorts, casinos and luxury hotels, from 2007 to 2012. Ms. Biumi also previously held senior level financial positions at NCL Corporation, Ltd., which is listed on NASDAQ, Royal Caribbean Cruises, Ltd., which is listed on the NYSE, Neff Corporation, which is listed on the NYSE, Peoples Telephone Company, Inc. and Price Waterhouse. Ms. Biumi serves on the Board of Isle of Capri Casinos, Inc., a NASDAQ-listed company. Previously, from 2012 to 2015, Ms. Biumi served on the Board of Home Properties, Inc., a NYSE-listed company. Ms. Biumi is a certified public accountant and received her B.S. in Accounting from the University of Florida.

FRANK A. CATALANO, JR. Director since 2003 Age 55	Frank A. Catalano, Jr. has been one of our directors since our inception in 2003. Since 1999, Mr. Catalano has served as President of Catalano & Associates, a real estate company that engages in brokerage and property management services and the rehabilitation and leasing of office buildings. Mr. Catalano’s experience also includes mortgage banking. From February 2008 until 2011, he was Regional Vice President at Gateway Funding Diversified Mortgage Services, L.P., a residential mortgage banking company. From 2002 until August 2007, he was a Vice President of American Home Mortgage Company. He also was Regional Vice President of Flagstar Bank from January 2001 through March 2002 and President and Chief Executive Officer of CCS Mortgage, Inc., which was sold to Flagstar Bank in 2000, from 1995 through 2000. Mr. Catalano is currently a member of the United Cerebral Palsy Seguin Board and formerly served as the chairman of the board of the Elmhurst Chamber of Commerce. Mr. Catalano was a 2013 NACD Board Leadership Fellow. He holds a real estate broker’s license.

PAUL R. GAUVREAU Director since 2003 Age 77	Paul R. Gauvreau has been one of our directors since our inception in 2003. He is the retired Chief Financial Officer, Financial Vice President and Treasurer of Pittway Corporation, which was a NYSE-listed manufacturer and distributor of professional burglar and fire alarm systems and equipment from 1966 until its sale to Honeywell, Inc. in 2001. He was President of Pittway’s non-operating real estate and leasing subsidiaries through 2001. He also was a financial consultant to Honeywell, Inc., Genesis Cable, L.L.C. and ADUSA, Inc. Additionally, he was a director and audit committee member of Cylink Corporation, a NASDAQ Stock Market-listed manufacturer of voice and data security products from 1998 until its merger with Safenet, Inc. in February 2003. Mr. Gauvreau holds an MBA from the University of Chicago and a BSC from Loyola University of Chicago. He was on the Board of Trustees and a member of the Finance Committee of Benedictine University, Lisle, Illinois and was a member of the Board of Directors of the Children’s Brittle Bone Foundation, Pleasant Prairie, Wisconsin.

Name, Positions With RPAI and Age	Business Experience

ROBERT G. GIFFORD Director since 2016 Age 60	Robert G. Gifford has been one of our directors since 2016. Mr. Gifford was the former President and Chief Executive Officer of AIG Global Real Estate from 2009 through 2016 and has broad experience in real estate investments and major development projects across various market sectors. Mr. Gifford joined AIG Global Real Estate as President and Chief Executive Officer one year after the U.S. Government took an equity interest in AIG. In this role, Mr. Gifford executed on both the wind-down of $20 billion of legacy real estate assets under management, including retail and mixed-use development projects, and the subsequent strategic rebuilding of their real estate investment platform, committing over $2.5 billion of equity to $7.5 billion of new real estate projects, with a focus on development and value-add acquisitions. Prior to joining AIG Global Real Estate in 2009, Mr. Gifford was with AEW Capital Management, L.P. (AEW) for 22 years, where he was a Principal and led a team in creating and implementing an opportunistic investment strategy targeting value-add real estate acquisitions and development, including retail and mixed-use properties. Additionally, while at AEW, Mr. Gifford’s capital markets experience included the structuring and marketing of specialized REIT funds and leading a $2 billion recapitalization of a super-regional shopping center portfolio. Currently, Mr. Gifford serves as a Director of Lehman Brothers Holding Inc. and is an active member of the Urban Land Institute where he formerly served as Council Vice-Chair. Mr. Gifford received his Master’s Degree in Public and Private Management from Yale School of Management and his B.A. from Dartmouth College.

STEVEN P. GRIMES Director since 2011; President and Chief Executive Officer since 2009 Age 50	Steven P. Grimes serves as our President and Chief Executive Officer and as a Director. Mr. Grimes has been one of our directors since 2011 and our President and Chief Executive Officer since 2009. Previously, Mr. Grimes served as our Chief Financial Officer since the internalization of our management in November 2007 through December 2011; Chief Operating Officer since our internalization through October 2009 and Treasurer from October 2008 through December 2011. Prior to our internalization, Mr. Grimes served as Principal Financial Officer and Treasurer and the Chief Financial Officer of Inland Western Retail Real Estate Advisory Services, Inc., which was our former business manager/advisor, since February 2004. Prior to joining our former business manager/advisor, Mr. Grimes served as a Director with Cohen Financial, a mortgage brokerage firm, and as a senior manager with Deloitte & Touche LLP in their Chicago-based real estate practice, where he was a national deputy real estate industry leader. Mr. Grimes is also an active member of various real estate trade associations, including NAREIT, ICSC and The Real Estate Roundtable. Mr. Grimes received his B.S. in Accounting from Indiana University.

Name, Positions With RPAI and Age	Business Experience

RICHARD P. IMPERIALE Director since 2008 Age 57	Richard P. Imperiale has been one of our directors since 2008. Mr. Imperiale is President and founder of the Uniplan Companies, a Milwaukee, Wisconsin based investment advisory holding company that, together with its affiliates, manages and advises over $2.5 billion in client accounts. Uniplan, Inc. was founded by Mr. Imperiale in 1984 and specializes in managing equity-income, REIT and micro cap specialty portfolios for clients. Mr. Imperiale started his career as a credit analyst for the First Wisconsin National Bank (now U.S. Bank). In 1983, Mr. Imperiale joined B.C. Ziegler & Company, a Midwest regional brokerage firm where he was instrumental in the development of portfolio strategies for one of the first hedged municipal bond mutual funds in the country. Mr. Imperiale is widely quoted in local and national media on matters pertaining to investments and has authored several books on investing, including Real Estate Investment Trusts: New Strategies For Portfolio Management, published by John Wiley & Sons, 2002. Mr. Imperiale was a 2013 NACD Board Leadership Fellow. Mr. Imperiale attended Marquette University Business School where he received a B.S. in Finance.

PETER L. LYNCH Director since 2014 Age 65	Peter L. Lynch has been one of our directors since 2014. He was Chief Executive Officer, from 2004 through 2006, and Chairman of the board of directors, President and Chief Executive Officer, from 2006 through March 2012, of Winn-Dixie Stores, Inc., a supermarket chain operating approximately 485 combination food and drug stores throughout the South, which was a NASDAQ-listed company prior to its merger with BI-LO, LLC in December 2011. From 1998 through 2003, he held various positions of increasing responsibility, including President and Chief Operating Officer and Executive Vice President-Operations, with Albertson’s, Inc., a national retail food and drug chain comprised of 2,500 stores operating under the Albertson’s, Jewel/Osco, ACME, Sav-on and Osco names. While at Albertson’s Inc., Mr. Lynch spearheaded the successful merger of American Stores Company, which operated food and drug stores in the Midwest, into Albertson’s Inc. Mr. Lynch also held executive positions with Jewel/Osco, including President of the ACME division and Senior Vice President of Store Operations. Mr. Lynch began his career with Star Markets Company, a regional retailer, serving as Vice President of Operations and Vice President of Human Resources before being named its President. Mr. Lynch serves on the Board of Directors of Liquor Stores of N.A. Ltd., which is listed on the Toronto Stock Exchange. Mr. Lynch also serves on the Board of Sid Wainer & Son, a privately-held company, located in New Bedford, Massachusetts. Mr. Lynch is a member of the Board of Trustees of Nichols College. Mr. Lynch received a B.S. in Finance in 1974 from Nichols College.

Name, Positions With RPAI and Age	Business Experience

THOMAS J. SARGEANT Director since 2013 Age 58	Thomas J. Sargeant has been one of our directors since 2013. Mr. Sargeant retired from AvalonBay Communities, Inc., a NYSE-listed multifamily real estate investment trust, on May 31, 2014 where he had been the Chief Financial Officer since 1995. From 1986 through 1995, Mr. Sargeant held various finance positions with AvalonBay Communities, Inc.’s predecessor companies, including Chief Financial Officer, Secretary, Treasurer, Group Financial Officer and Controller. From 1984 until 1986, Mr. Sargeant held a financial position with Ingersoll Rand. From 1980 to 1984, Mr. Sargeant held various roles at Arthur Andersen & Company serving clients primarily related to the construction and real estate industries. Mr. Sargeant is a member of the Board of Morgan Stanley Private Bank, N.A., a wholly-owned subsidiary of Morgan Stanley. Mr. Sargeant is a certified public accountant and received a B.S. in Business Administration in 1980 from the University of South Carolina.

Diversity.  Neither the NCG Committee nor the Board has a specific policy with regard to the consideration of diversity in identifying director nominees, although both may consider diversity when identifying and evaluating proposed director candidates.

Director Qualifications.  In concluding that each of the foregoing directors should serve as a director, the NCG Committee and the Board focused on each director’s participation and performance on the Board during his or her tenure, as well as each director’s experience, qualifications, attributes and skills discussed in each director’s individual biographies set forth above. In particular, with respect to each director, the NCG Committee and the Board noted the following:

•

Mr. Gorski’s experience as an attorney and focus on local government law gives the Board a valuable perspective on the numerous legal issues (including land-use law) that the Company faces, as well as local political issues;

•

Ms. Biumi’s financial experience, including her serving as chief financial officer or other senior level financial position of both public and private companies, and experience as a certified public accountant, brings financial expertise to the Board and the Audit Committee;

•	Mr. Catalano’s experience in leading a firm engaged in the brokerage, management, rehabilitation and leasing of commercial property coincides closely with the Company’s business;

•

Mr. Gauvreau’s financial experience, including his serving as chief financial officer of a NYSE- listed company and on the audit committee of a NASDAQ-listed company, brings financial expertise to the Board and the Audit Committee;

•

Mr. Gifford’s significant leadership and real estate experience, including his serving as chief executive officer of a $20 billion real estate investment platform brings a wealth of knowledge in creating strategic growth opportunities;

•	Mr. Grimes’ experience and position as the Company’s Chief Executive Officer;

•	Mr. Imperiale’s experience in the brokerage and investment advisory industries provides the Board with a REIT investor’s perspective as to the Company’s financial results and corporate messaging;

•

Mr. Lynch’s significant leadership experience, including his serving as president and chief executive officer of a retail grocer and NASDAQ-listed company, and his extensive knowledge of financial management, strategic business planning, mergers and acquisitions and both retail and non-retail operations; and

•

Mr. Sargeant’s financial and real estate experience, including his experience serving as chief financial officer of a NYSE-listed real estate investment trust, brings financial expertise to the Board and the Audit Committee.

Vote Required

The affirmative vote of a majority of the votes cast is required for the election of each of the nine directors to be elected at the Annual Meeting, which means that a director nominee will only be elected if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. There are no cumulative voting rights in the election of directors. Broker non-votes, if any, and abstentions will not be treated as votes cast.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF ITS NOMINEES.

CORPORATE GOVERNANCE AND BOARD MATTERS

Corporate Governance Profile

We have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Notable features of our corporate governance structure include the following:

•	the Board is not staggered, with each of our directors subject to re-election annually;

•	of the nine persons who currently serve on the Board, eight have been affirmatively determined by the Board to be independent for purposes of the NYSE’s listing standards;

•	we have a majority voting standard for uncontested director elections;

•	three members of our Audit Committee qualify as “audit committee financial experts” as defined by SEC rules;

•	we have an independent Chairman of the Board;

•	we have opted out of the Maryland business combination and control share acquisition statutes and we may not opt in without stockholder approval;

•	as outlined in Proposal 4, we are seeking stockholder approval to permit stockholders to approve future bylaw amendments;

•

we do not have a stockholder rights plan, and in the future, we will not adopt a stockholder rights plan unless our stockholders approve in advance the adoption of a plan or, if adopted by the Board, we will submit the stockholder rights plan to our stockholders for a ratification vote within twelve (12) months of the adoption or the plan will terminate;

•

we have a robust anti-hedging and anti-pledging policy that prohibits such action by members of the Board or our Named Executive Officers (as defined herein) unless the Audit Committee approves of such action;

•	we have stock ownership guidelines for members of the Board and our Chief Executive Officer and certain other executive officers; and

•	we intend to conduct an annual stockholders’ advisory vote on executive compensation in accordance with the stockholders’ advisory vote on the frequency of executive compensation.

Board of Directors.  The Board is currently comprised of nine members. The current members of the Board are Mr. Gerald M. Gorski, Ms. Bonnie S. Biumi, Mr. Frank A. Catalano, Jr., Mr. Paul R. Gauvreau, Mr. Robert G. Gifford, Mr. Steven P. Grimes, Mr. Richard P. Imperiale, Mr. Peter L. Lynch and Mr. Thomas J. Sargeant.

Board Leadership Structure.  Since its inception, the Company has had separate individuals serving in the positions of Chief Executive Officer and Chairman of the Board. The Board believes this structure best serves the Company by allowing our Chief Executive Officer to focus his efforts on setting the strategic direction and providing day-to-day leadership of the Company while the Chairman of the Board focuses on presiding at meetings of the Board and overall planning and relations with the directors. The Board believes that the needs of a company with the large portfolio of properties and the wide spectrum of issues that we face are best met by allowing these two different functions to be handled by two separate individuals.

Executive Sessions.  The independent directors meet in executive session without management present at least once per year at regularly scheduled meetings and at such other times as they deem appropriate. The Chairman of the Board acts as the presiding director for these executive sessions of independent directors provided that if the Chairman of the Board is not an independent director or is not present, the Chair of the NCG Committee shall act as the presiding director and if such chair is not present, the directors present at the executive session shall determine the director to preside at such executive session by majority vote.

Board Role in Risk Management.  The Board plays an important role in the risk oversight of the Company, primarily through direct decision-making authority with respect to significant matters and the oversight of management by the Board and its committees.

In particular, the Board administers its risk oversight function through (1) the review and discussion of regular periodic reports to the Board and its committees on topics relating to the risks that we face, including, among others, market conditions, tenant concentrations and credit worthiness, leasing activity and lease expirations, compliance with debt covenants, management of debt maturities, access to debt and equity capital markets, existing and potential legal claims against us and various other matters relating to our business, (2) the required approval by the Board (or a committee thereof) of significant transactions and other decisions, including, among others, significant acquisitions and dispositions of properties, certain new borrowings and the appointment of our executive officers, (3) the direct oversight of specific areas of our business by the Executive Compensation, Audit and NCG committees, and (4) regular periodic reports from our auditors and other outside consultants regarding various areas of potential risk, including, among others, those relating to our qualification as a REIT and our internal controls over financial reporting. The Board also relies on management to bring significant matters affecting the Company to its attention.

Pursuant to its charter, the Audit Committee is specifically responsible for discussing with management the guidelines and policies that govern the process by which the Company’s exposure to risk is assessed and managed. As part of this discussion, the Audit Committee may discuss or consider major financial risk exposures and the steps management has taken to monitor and control such exposures. The results of the risk assessment are discussed with management and are reviewed quarterly by the Audit Committee. In addition, our Non-Retaliation Policy enables anonymous and confidential submission by employees of complaints or concerns regarding violations of applicable laws, regulations, or business ethical standards or questionable accounting, internal control or auditing matters. These complaints or concerns may be submitted directly to the compliance officer who is responsible for administering the program, or if they involve the Company’s accounting, auditing or internal controls and disclosure practices, directly to the Audit Committee.

Given its role in the risk oversight of the Company, the Board believes that any leadership structure that it adopts must allow it to effectively oversee the management of the risks relating to our operations. Although there are different leadership structures that could allow the Board to effectively oversee the management of such risks, and while the Board believes its current leadership structure enables it to effectively manage such risks, it was not the primary reason the Board selected its current leadership structure over other potential alternatives.

See the discussion under the heading “— Board Leadership Structure” above for a discussion of why the Board has determined that its current leadership structure is appropriate.

Board Meetings in 2016

The Board met ten times during 2016. Each incumbent director who was a director during 2016 attended more than 75% of the aggregate of (1) the total number of meetings of the Board (held during the period for which he or she has been a director) and (2) the total number of meetings of all committees of the Board on which the director served (during the period he or she served). We do not have a policy with regard to Board members’ attendance at annual stockholder meetings; however, each director who was a director at such time attended the 2016 annual meeting of stockholders of the Company.

Committees of the Board

The Board has established three standing committees: the Audit Committee, the Executive Compensation Committee (the “ECC”) and the NCG Committee. The composition of each of the Audit Committee, the ECC and the NCG Committee complies with the listing requirements and other rules and regulations of the NYSE, as amended or modified from time to time. In 2016, the Audit Committee held four (4) meetings, the ECC held eight (8) meetings and the NCG Committee held four (4) meetings. All members of the committees described below are independent as such term is defined in the NYSE’s listing standards and as affirmatively determined by the Board.

Board Committee	Chairman	Members

Audit Committee	Thomas J. Sargeant	Bonnie S. Biumi Paul R. Gauvreau Robert G. Gifford Richard P. Imperiale

Executive Compensation Committee	Bonnie S. Biumi	Frank A. Catalano, Jr. Gerald M. Gorski Richard P. Imperiale Peter L. Lynch Thomas J. Sargeant

Nominating and Corporate Governance Committee	Peter L. Lynch	Frank A. Catalano, Jr. Paul R. Gauvreau Robert G. Gifford Gerald M. Gorski

Audit Committee

The Board has established an Audit Committee currently comprised of Ms. Biumi and Messrs. Gauvreau, Gifford, Imperiale and Sargeant (chair). The Board has determined that Ms. Biumi and Messrs. Gauvreau and Sargeant each qualify as an “audit committee financial expert” under the applicable SEC rules. The Audit Committee operates under a written charter approved by the Board. A copy of the charter is publicly available on our website at www.rpai.com under “Corporate Governance” in the Invest section.

The Audit Committee is responsible for the engagement of our independent registered public accounting firm, reviewing the plans and results of the audit engagement with our independent registered public accounting firm, approving services performed by, and the independence of, our independent registered public accounting firm, considering the range of audit and non-audit fees, and consulting with our independent registered public accounting firm regarding the adequacy of our internal controls over financial reporting.

Audit Committee Report.  The members of the Audit Committee submit this report in connection with the committee’s review of the financial reports for the fiscal year ended December 31, 2016 as follows:

1.        The Audit Committee has reviewed and discussed with management the audited financial statements for Retail Properties of America, Inc. for the fiscal year ended December 31, 2016.

2.        The Audit Committee has discussed with representatives of Deloitte & Touche LLP the matters required to be discussed under applicable Public Company Accounting Oversight Board (“PCAOB”) standards.

3.        The Audit Committee has received the written disclosures and the letter from the independent accountant required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 for filing with the SEC.

Submitted by the Audit Committee

Thomas J. Sargeant (Chair)

Bonnie S. Biumi

Paul R. Gauvreau

Robert G. Gifford

Richard P. Imperiale

Executive Compensation Committee

The Board has established an Executive Compensation Committee, or the ECC, currently comprised of Ms. Biumi (chair) and Messrs. Catalano, Gorski, Imperiale, Lynch and Sargeant. The ECC operates under a written charter approved by the Board. A copy of the charter is publicly available on our website at www.rpai.com under “Corporate Governance” in the Invest section.

The ECC provides assistance to the Board in discharging its responsibilities related to the compensation of our directors, executive officers and other employees, and develops and implements our compensation policies. The ECC’s responsibilities include, among others, (i) reviewing and approving corporate goals and objectives related to the compensation of the Chief Executive Officer, evaluating the performance of the Chief Executive Officer in light of these goals and objectives, and determining and approving the compensation of the Chief Executive Officer based on such evaluation, and (ii) determining and approving the compensation of all executive officers other than the Chief Executive Officer.

Executive Compensation Committee Interlocks and Insider Participation.  None of the members of the ECC has any relationship with us requiring disclosure under Item 404 of Regulation S-K. No member of the ECC is a current or former officer or employee of ours or any of our subsidiaries. None of our executive officers serve as a member of the board of directors or compensation committee of any company that has one or more of its executive officers serving as a member of our Board or the ECC.

Nominating and Corporate Governance Committee

The Board has established an NCG Committee currently comprised of Messrs. Catalano, Gauvreau, Gifford, Gorski and Lynch (chair). The NCG Committee operates under a written charter approved by the Board. A copy of the charter is publicly available on our website at www.rpai.com under “Corporate Governance” in the Invest section. The NCG Committee will consider for recommendation to the Board nominations made by stockholders that comply with the procedures described below under the caption “Stockholder Proposals for the 2018 Annual Meeting,” including, without limitation, providing notice setting forth all information required by the rules of the SEC or Section 12 of our bylaws, as the case may be. We did not receive any stockholder recommendations for director candidates for election at the Annual Meeting.

The NCG Committee identifies possible director nominees (whether through a recommendation from a stockholder or otherwise) and makes an initial determination as to whether to conduct a full evaluation of the candidate(s). This initial determination is based on the information provided to the NCG Committee when the candidate is recommended, the NCG Committee’s own knowledge of the prospective candidate and information, if any, obtained by the NCG Committee’s inquiries. The preliminary determination is based primarily on the need for additional Board members to fill vacancies, expand the size of the Board or obtain representation in market areas or expertise without Board representation and the likelihood that the candidate can satisfy the evaluation factors described below. If the members of the NCG Committee determine that additional consideration is warranted, the NCG Committee may gather additional information about the candidate’s background and experience. The members of the NCG Committee take into account many factors, including the nominee’s ability to make independent analytical inquiries, general understanding of finance, accounting, marketing and other elements relevant to the success of a public company in today’s business environment, understanding of the Company’s business on a technical level, and other community service, business, educational and professional experiences. Each director must also possess fundamental qualities of intelligence, honesty, good judgment, high ethics and standards of integrity, fairness and responsibility. In determining whether to recommend a director for re-election, the NCG Committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board.

The members of the NCG Committee may consider all facts and circumstances that it deems appropriate or advisable, including, among others, the skills of the prospective director candidate, his or her depth and breadth of business experience or other background characteristics, his or her independence and the needs of the Board. In connection with this evaluation, the members of the NCG Committee determine whether to interview the candidate, and if they decide that an interview is warranted, one or more of those members and others as appropriate interview the candidate in person or by telephone. After completing this evaluation and interview, the full Board would nominate such candidates for election. Other than circumstances in which we may be legally required by contract or otherwise to provide third parties with the ability to nominate directors, the NCG Committee will evaluate all proposed director candidates that it considers or who have been properly recommended to it by a stockholder based on the same criteria and in substantially the same manner, with no regard to the source of the initial recommendation of the proposed director candidate.

Guidelines on Corporate Governance and Code of Business Conduct and Ethics

The Board, upon the recommendation of the NCG Committee, has adopted guidelines on corporate governance establishing a common set of expectations to assist the Board in performing its responsibilities. Our corporate governance policies and guidelines address a number of topics, including, among other things, (i) director qualification standards and responsibilities, (ii) majority voting, (iii) the responsibilities and composition of the Board committees, (iv) director access to management and independent advisors, (v) director compensation, (vi) director and management stock ownership guidelines, (vii) director orientation and continuing education, (viii) management succession, (ix) evaluations of the performance of the Board and committees, (x) related person transaction approval and (xi) disclosure policies. Our guidelines on corporate governance meet the requirements of the NYSE’s listing standards and are publicly available on our website at www.rpai.com under “Corporate Governance” in the Invest section.

The Board has also adopted a code of business conduct and ethics, which includes a conflicts of interest policy that applies to all the directors and executive officers. The code of business conduct and ethics meets the requirements of a “code of ethics” as defined by the rules and regulations of the SEC and is publicly available on our website at www.rpai.com under “Corporate Governance” in the Invest section. We intend to disclose on this website any amendment to, or waiver of, any provision of the code of business conduct and ethics applicable to our directors and executive officers that would otherwise be required to be disclosed under the rules of the SEC or the NYSE. A printed copy of our guidelines on corporate governance and the code of business conduct and ethics may also be obtained by any stockholder upon request.

Communications with the Board

Stockholders or other interested parties may communicate with any of the Company’s directors or the Board as a group by writing to them at [Name(s) of Director(s)/Board of Directors of Retail Properties of America, Inc.], c/o General Counsel, Retail Properties of America, Inc., 2021 Spring Road, Suite 200, Oak Brook, Illinois 60523.

Stockholders or other interested parties may communicate with independent directors of the Company as a group by writing to Independent Directors of Retail Properties of America, Inc., c/o General Counsel, Retail Properties of America, Inc., 2021 Spring Road, Suite 200, Oak Brook, Illinois 60523.

All communications received as set forth in the preceding paragraphs will be opened by the office of the General Counsel for the sole purpose of determining the nature of the communication. Communications that constitute advertising, promotions of a product or service, or communications that do not relate to the Company or its business will not be forwarded to the directors. Other communications will be forwarded promptly to the addressee(s) as deemed appropriate.

Director Compensation

Directors who are employees of the Company do not receive compensation for their service as directors.

In 2016, our non-employee director compensation program was as follows:

•	an annual restricted stock award having a value of $115,000;

•	an additional annual restricted stock award having a value of $50,000 for service as Chairman of the Board;

•	an annual cash retainer of $75,000 for service as a director;

•	an additional annual cash retainer of $50,000 for service as Chairman of the Board;

•	an additional annual cash retainer of $25,000 for service as the chair of the Audit Committee;

•	an additional annual cash retainer of $15,000 for service as the chair of the ECC or the NCG Committee; and

•	an additional annual cash retainer of $10,000 for service as a non-chair member of the Audit, ECC or NCG Committee.

The annual restricted stock awards are granted on the fifth business day after each annual meeting of stockholders and are subject to vesting on the earlier of the date of the next annual meeting of stockholders or the first anniversary of the grant date.

On June 3, 2016, each non-employee director elected at the 2016 annual meeting of stockholders received a restricted stock award of 7,056 shares, valued at a price of $16.30 per share, which was the closing price per share of our common stock on the NYSE on June 3, 2016. Mr. Gorski also received an additional restricted stock award of 3,067 shares, valued at a price of $16.30 per share, which was the closing price per share of our common stock on the NYSE on June 3, 2016, in connection with his service as Chairman of the Board. These equity awards are all subject to vesting on the earlier of the date of the Annual Meeting or the first anniversary of the grant date.

On October 31, 2016, in connection with Mr. Gifford’s appointment as a director, and consistent with our existing director compensation program, Mr. Gifford received a restricted stock award of 4,925 shares, valued at a price of $15.57 per share, which was the closing price per share of our common stock on the NYSE on October 31, 2016 (which equals a prorated portion of the $115,000 annual grant made to independent directors). This equity award is subject to vesting on the earlier of the date of the Annual Meeting or October 31, 2017.

2016 Director Compensation Table

The following table sets forth a summary of the compensation we paid to our non-employee directors during 2016:

2016 Director Compensation
Name	Fees Earned Paid in Cash		Stock Awards ($) (1)		Total ($)
Gerald M. Gorski	$145,000		$165,000		$310,000
Bonnie S. Biumi	96,250		115,000		211,250
Frank A. Catalano, Jr.	98,750		115,000		213,750
Paul R. Gauvreau	95,000		115,000		210,000
Robert G. Gifford	47,500	(2)	76,667	(3)	124,167
Richard P. Imperiale	98,750		115,000		213,750
Peter L. Lynch	96,250		115,000		211,250
Kenneth E. Masick (4)	23,750		—		23,750
Thomas J. Sargeant	110,000		115,000		225,000

(1)	Represents the aggregate grant date fair value of restricted stock awards granted during the year ended December 31, 2016, calculated as the closing price per share of our common stock on the NYSE on the grant date multiplied by the number of shares granted. As of December 31, 2016, each of the non-employee directors held 7,056 unvested shares of restricted stock that had been granted by us as director compensation, with the exceptions of Mr. Gorski who held 10,123 unvested shares of restricted stock and Mr. Gifford who held 4,925 unvested shares of restricted stock. As of December 31, 2016, Mr. Gorski held unexercised options to purchase 8,200 shares of common stock, Messrs. Catalano and Gauvreau held unexercised options to purchase 10,200 shares of common stock, Mr. Imperiale held unexercised options to purchase 12,000 shares of common stock and Messrs. Gifford, Lynch, Sargeant and Ms. Biumi held no unexercised options.

(2)	Represents fees earned from October 24, 2016, the date of Mr. Gifford’s appointment as a director.

(3)	Represents the prorated portion of the $115,000 annual restricted stock grant made to non-employee directors and is based on the number of whole months from and including October 2016, the month Mr. Gifford was first elected, and including May 2017, the month in which the first anniversary of the prior year’s annual meeting occurs.

(4)	Represents fees earned through May 26, 2016. Mr. Masick did not stand for re-election at the 2016 annual meeting of stockholders.

OUR EXECUTIVE OFFICERS

Biographies of our Executive Officers

The following sets forth information regarding our executive officers (other than Steven P. Grimes, the Chief Executive Officer and President, whose biography appears above under the caption, “Proposal 1 — Election of Directors — Nominees for Election as Directors”), with ages set forth as of March 17, 2017:

Name, Positions With RPAI and Age	Business Experience

HEATH R. FEAR Executive Vice President, Chief Financial Officer and Treasurer Age 48	Heath R. Fear serves as our Executive Vice President, Chief Financial Officer and Treasurer. Mr. Fear joined the Company on August 17, 2015. Mr. Fear has over 20 years of experience in the real estate industry and served as senior vice president, head of capital markets of General Growth Properties, Inc. (“GGP”), a real estate company with a portfolio primarily comprised of Class A malls and urban retail properties. Mr. Fear joined GGP in 2003 and prior to serving in his role as senior vice president, head of capital markets, held various senior roles within GGP’s legal team. Prior to joining GGP, Mr. Fear served as counsel for Prime Group Realty Trust, a real estate investment trust engaged in the ownership, management, development and leasing of office and industrial real estate, and as an associate in the real estate practice groups at the law firms of Kirkland & Ellis and Pedersen & Houpt. Mr. Fear received his B.A. in Political Science and English from John Carroll University and his J.D. from the University of Illinois, College of Law.

SHANE C. GARRISON Executive Vice President, Chief Operating Officer and Chief Investment Officer Age 47	Shane C. Garrison serves as our Executive Vice President, Chief Operating Officer and Chief Investment Officer. In this role, Mr. Garrison is responsible for several operating functions within the Company, including leasing, property management, asset management, which includes acquisitions and dispositions, joint ventures and construction operations. Mr. Garrison has served as our Chief Operating Officer since 2012, as our Executive Vice President since 2010 and as our Chief Investment Officer since the internalization of our management in 2007. Prior to that time, Mr. Garrison served as Vice President of Asset Management of Inland US Management LLC, which was a property management company affiliated with our former business manager/advisor, since 2004. In this role, Mr. Garrison underwrote over $1.2 billion of assets acquired by the Company, and went on to spearhead our development and joint venture initiatives. Previously, Mr. Garrison had served as head of asset management for ECI Properties, a small boutique owner of industrial and retail properties, and the general manager of the Midwest region for Circuit City, formerly a large electronics retailer. Mr. Garrison received his B.S. in Business Administration from Illinois State University and an MBA in Real Estate Finance from DePaul University.

Name, Positions With RPAI and Age	Business Experience

PAULA C. MAGGIO Executive Vice President, General Counsel and Secretary Age 48	Paula C. Maggio serves as our Executive Vice President, General Counsel and Secretary. Ms. Maggio joined the Company on May 2, 2016. Ms. Maggio is involved in all aspects of our business, including corporate law and governance, securities matters, real estate acquisitions and dispositions, leasing and tenant matters and litigation management, as well as the management of our legal and human resources departments. Before joining the Company, Ms. Maggio was the executive vice president, general counsel and secretary at Strategic Hotels & Resorts, Inc., a $6 billion publicly-traded REIT that traded on the NYSE, where she managed the legal and human resources departments and was instrumental in the execution of the company’s initial public offering in 2004 and ultimate sale of the company in 2015. Previously, Ms. Maggio practiced law with Altheimer & Gray where she focused primarily on real estate and hospitality law. Ms. Maggio received both her Bachelor of Arts and Juris Doctor, cum laude, from the University of Illinois at Urbana-Champaign.

JULIE M. SWINEHART Senior Vice President and Chief Accounting Officer Age 41	Julie M. Swinehart has served as our Senior Vice President and Chief Accounting Officer since 2015 and as an executive officer since 2016. Prior to assuming her current role in July 2015, Ms. Swinehart had served as the Company’s Senior Vice President and Corporate Controller from April 2013 and held various accounting and financial reporting positions since joining the Company in 2008. Prior to joining the Company, Ms. Swinehart was a Manager of External Reporting at Equity Office Properties Trust and she spent eight years in public accounting in the audit practices of Arthur Andersen LLP and Deloitte & Touche LLP. Ms. Swinehart received her B.S. in accountancy from the University of Illinois at Urbana-Champaign and is a Certified Public Accountant.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis is set forth with respect to the compensation and benefits for our fiscal year ended December 31, 2016 for our Chief Executive Officer, Chief Financial Officer and the other executive officers included in the “Summary Compensation Table” below. In this “— Compensation Discussion and Analysis,” we refer to Messrs. Grimes, Fear and Garrison and Mses. Maggio and Swinehart, collectively, as our Named Executive Officers. The discussion and analysis also covers compensation and benefits for 2016 for Mr. Holland who retired during 2016. See “— Compensation Discussion and Analysis — Retirement of Mr. Holland” for more information regarding Mr. Holland’s retirement. For all other sections included under “Executive Compensation,” Mr. Holland is also included in the term “Named Executive Officers.”

Executive Summary

In 2016, our executive management team continued to focus their efforts on certain strategic objectives, including, among others, recycling capital and repositioning our portfolio so as to increase our concentration in certain target markets to enhance the strength of our portfolio and the quality of our long-term cash flow stream, improve our credit metrics and enhance our financial flexibility all of which allow us to capitalize on internal and external growth opportunities. Our executive compensation program and decisions for 2016 are designed to reward company and individual performances and achievements commensurate with our business results and the execution of our strategic objectives, which we believe advance our strategy to become a dominant shopping center owner in 10-15 target markets. We also believe that our executive compensation program and decisions for 2016 further encourage the alignment of management’s and stockholders’ interests and help us continue to attract, retain and motivate the key employees responsible for driving our long-term value creation.

The principles underlying our compensation policies and practices and the results of our compensation decisions for 2016 for our Named Executive Officers are included in “— 2016 Compensation Program Design” below.

2016 Executive Compensation Profile

Performance-Based Incentive Compensation — Over 75% of Total Potential CEO Compensation. In 2016, target incentive compensation represented greater than 75% of the total potential compensation of our Chief Executive Officer, Mr. Grimes, and greater than 60% of the total potential compensation of each of our other Named Executive Officers’ (other than Ms. Swinehart). We believe our pay-for-performance compensation structure incentivizes our Named Executive Officers to maximize the Company’s performance and aligns our Named Executive Officers with our stockholders.

Annual Cash Incentive Compensation — Formulaic Pay-For-Performance Plan Design. For 2016, each of our Named Executive Officers was eligible to earn cash incentive compensation if and to the extent that pre-established company and individual goals were achieved. In particular, the Company goals used to determine the corporate component of cash incentive compensation for 2016 were based on (i) growth in our same store EBITDA, (ii) our Operating FFO per share, and (iii) our Net Debt to Adjusted EBITDA ratio, which we believe are each key financial metrics that accurately reflect our progress and ongoing performance and measure the health of our balance sheet. Annual cash incentive compensation based on these Company goals represents 75% of the target value of our Chief Executive Officer’s cash incentive compensation and 60% of the target value for each of our other Named Executive Officers, with the remainder of the target value of cash incentive compensation based on the achievement of individual goals.

Long-Term Equity Incentive Compensation — 75% Based on Relative Total Stockholder Return Over Three-Year Performance Period. For 2016, each of our Named Executive Officers, other than Ms. Swinehart, was granted performance-based restricted stock units, which represented 75% of their long-term equity incentive compensation. The performance-based restricted stock units may be earned by our Named Executive Officers based on our relative total stockholder return compared to that of the peer companies in the NAREIT Shopping Center Index over a three-year performance period, which we believe further aligns the interests of our Named Executive Officers with our stockholders over the longer term, supports the objectives of long-term value creation, rewards management based on our relative performance compared to our peers and serves as a retention tool for our Named Executive Officers.

Retention Agreements — Eliminated Single-Trigger Vesting Acceleration; Cash Severance Based Solely on Annual Cash Compensation. In late 2016, following an ordinary course review of our existing executive compensation arrangements and in connection with the upcoming expiration of the current terms of our existing retention agreements, we entered into retention agreements with each of Messrs. Grimes, Fear and Garrison and Ms. Maggio. The terms of the new retention agreements are summarized below under “Executive Compensation — Retention Agreements” and, among other changes from our prior retention agreements, do not include single-trigger acceleration of vesting of time-based equity awards in connection with a change-in-control (which will apply to future equity awards) and limit cash severance to a multiple of base salary and annual cash incentive compensation as opposed to also including the amount of the long-term equity incentive compensation opportunity.

Strong Stockholder Support for Executive Compensation. At our 2016 annual meeting, we received strong support for our say-on-pay vote approving the compensation paid to our named executive officers for 2015. Approximately 91% of the votes cast on the proposal were voted in favor of this proposal. The ECC viewed this result as an indication of stockholders’ overall satisfaction with our executive compensation programs.

2016 Compensation Program Design

The primary objectives of our executive compensation programs are: (i) to attract, retain and reward experienced, highly-motivated executives who effectively lead and contribute to our long-term growth and profitability; (ii) to motivate, lead and direct the performance of management with clearly-defined goals and measures of achievement; and (iii) to align the interests of management with the interests of our stockholders. To achieve these objectives, we offer our executives the opportunity to earn a combination of cash and long-term equity-based compensation.

Overall, we designed our executive compensation programs to achieve the objectives described above. In particular, consistent with our objectives, incentive compensation constitutes the majority of our total executive compensation. We also structured our annual cash incentive compensation and a significant majority of our long- term equity incentive compensation to be based on our actual performance compared to pre-established performance goals. The following table summarizes the primary components of our 2016 executive compensation programs for our Named Executive Officers.

Component	Form of Payout	Objective	Characteristic
Base Salary	Cash	Annual base salary compensation to help retain executive level talent	Competitive base salary compensation based on comparative market analysis

Annual Cash Incentive Compensation	Cash	Incentive to achieve annual Company and individual objectives in support of annual performance goals related to corporate/financial performance as well as individual performance	Earned based on the achievement of annual Company goals, including growth in our Same Store EBITDA, Operating FFO per share and Net Debt to Adjusted EBITDA ratio, as well as specific individual performance goals

Long-Term Equity Incentive Compensation	Performance-Based Restricted Stock Units/Time-Based Restricted Stock	Encourage alignment of interests with stockholders and long-term retention of executives and provide an incentive for long-term relative total stockholder return performance compared to peers	Awards vest over a four-year period with (i) 75% earned based on the achievement of relative total stockholder return performance compared to the peer companies in the NAREIT Shopping Center Index over a three-year performance period, with one-third of the shares earned vesting following the performance period and the remaining two-thirds of the shares earned vesting one year thereafter, based on continued employment and (ii) 25% vesting over a four-year period, based on continued employment

Each of these components of our executive compensation is discussed in detail below, including a description of the particular component and how it fits into our overall executive compensation program and a discussion of the amounts of compensation paid to our Named Executive Officers for 2016 under each of these components. In the descriptions below, we highlight particular compensation objectives that are addressed by specific components of our executive compensation program; however, it should be noted that we have designed our compensation programs to complement each other and collectively serve all of our executive compensation objectives described above. Accordingly, whether or not specifically mentioned below, we believe that, as a part of our overall executive compensation, each component, to a greater or lesser extent, serves each of our objectives.

Base Salary

We pay our Named Executive Officers a base salary, which we review and determine annually. We believe that a competitive base salary is a necessary component of any compensation program that is designed to attract and retain talented and experienced executives. We also believe that base salaries can motivate and reward executives for their overall performance.

The following table sets forth the 2016 and 2015 annual base salaries for our Named Executive Officers:

Named Executive Officer	2016 Base Salary		2015 Base Salary	Percentage Change
Steven P. Grimes	$850,000		$850,000	—
Heath R. Fear	525,000	(1)	440,000	19%
Shane C. Garrison	590,000		590,000	—
Paula C. Maggio	400,000	(2)	n/a	—
Julie M. Swinehart	275,000	(3)	256,800	7%

(1)	Mr. Fear’s base salary was adjusted to $525,000 per annum, effective July 1, 2016. Mr. Fear’s 2016 base salary has been annualized for 2016, based on such increased amount.

(2)	Ms. Maggio joined the Company on May 2, 2016. Ms. Maggio’s base salary has been annualized for the full year 2016.

(3)	Ms. Swinehart’s base salary was adjusted to $275,000 per annum, effective July 1, 2016. Ms. Swinehart’s 2016 base salary has been annualized for 2016, based on such increased amount.

In determining base salaries and whether they are appropriate, the ECC considers a number of factors on a subjective basis, including, but not limited to, (i) the scope of the Named Executive Officer’s responsibilities within the Company; (ii) the experience of the Named Executive Officer within our industry and at the Company; (iii) the performance of the Named Executive Officer and his or her contributions to the Company; (iv) the peer benchmarking of the Named Executive Officer’s position, (v) a review of historical compensation information for each Named Executive Officer; (vi) a subjective determination of the compensation needed to motivate and retain that individual, including determinations made with respect to Ms. Maggio in connection with her hiring; and (vii) the recommendations of the Chief Executive Officer when determining base salary for the other Named Executive Officers.

To determine the increase to Mr. Fear’s and Ms. Swinehart’s base salaries, which became effective July 1, 2016, the ECC reviewed benchmarking data for the Company’s 2016 peer group as part of its annual executive compensation review with its compensation consultant, Steven Hall & Partners (“SH&P”). The increases in base salary for Mr. Fear and Ms. Swinehart were made based on a review of competitive market data and to reflect their contributions to the Company.

Incentive Compensation

We award our Named Executive Officers incentive compensation based on pre-established performance goals and target values, which we review and determine annually. We believe that incentive compensation is an essential component of our executive compensation program and it is designed to (i) motivate and direct the performance of management with clearly-defined Company and individual goals and measures of achievement; (ii) further align the interests of our Named Executive Officers with our stockholders over the longer term; (iii) support the objective of long-term value creation; (iv) reward management based on our relative performance compared to our peers; and (v) serve as a retention tool for our Named Executive Officers.

Under our incentive compensation program for 2016, each of our Named Executive Officers (i) was eligible to receive a cash award up to a specified dollar value based on the achievement of pre-established Company and individual goals, (ii) received a grant of performance-based restricted stock units which are earned based on the achievement of relative total stockholder return performance compared to members of the NAREIT Shopping Center Index over a three-year period, other than Ms. Swinehart, who did not receive such a grant in 2016 but will participate in such program in 2017, and (iii) received a grant of restricted stock subject to vesting based on continued employment with us over a four-year period, or a three-year period in the case of Ms. Swinehart.

2016 Target Incentive Compensation

The following table sets forth a summary of the target dollar values of our annual cash incentive compensation and long-term equity incentive compensation for each Named Executive Officer for 2016:

		2016 Target Long-Term Equity Incentive Compensation
Named Executive Officer	2016 Target Cash Incentive Compensation	Performance-Based Restricted Stock Units	Time-Based Restricted Stock
Steven P. Grimes	$1,250,000	$1,518,750	$506,250
Heath R. Fear	430,000	345,000	115,000
Shane C. Garrison	510,000	787,500	262,500
Paula C. Maggio	325,000	450,000	150,000
Julie M. Swinehart	140,000	—	110,000

In 2016, target incentive compensation represented greater than 75% of the total potential compensation for our Chief Executive Officer, Mr. Grimes, and greater than 60% of the total potential compensation for each of our other Named Executive Officers (other than Ms. Swinehart).

For Messrs. Grimes and Garrison, their 2016 target cash incentive compensation levels were consistent with the levels set for each of them in 2015. For 2016, based on a review of competitive market data provided by SH&P and our desire to compensate at the median of our 2016 peer group, the 2016 target long-term equity incentive compensation for Messrs. Grimes and Garrison was increased. For Mr. Fear, the amount of his 2016 target incentive compensation is consistent with levels set for him in 2015, which were negotiated in connection with his hiring, except for a small increase in his target cash incentive compensation, which was based on a review of competitive market data. For Ms. Maggio, the amount of her 2016 target incentive compensation was negotiated in connection with her hiring in 2016. For Ms. Swinehart, the amount of her 2016 target cash incentive compensation was increased from 2015 based on a review of competitive market data. In 2016, Ms. Swinehart did not receive an award of performance-based restricted stock units, but instead received 100% of her long-term equity incentive compensation in the form of time-based restricted stock, which will vest in three equal annual installments. In 2017, Ms. Swinehart will participate in the Long-Term Equity Incentive Compensation Program that includes both performance-based restricted stock units and time-based restricted stock.

Annual Cash Incentive Compensation

For 2016, each of our Named Executive Officers was eligible to earn cash incentive compensation if and to the extent that pre-established company and individual goals were achieved. The following summarizes the structure of our cash incentive compensation program for 2016 for our Named Executive Officers and the amounts earned by each of our Named Executive Officers pursuant to this program.

2016 Company and Individual Goals

For 2016, 75% of the target value of our Chief Executive Officer’s annual cash incentive compensation opportunity and 60% of the target value for each of our other Named Executive Officers’ annual cash incentive compensation opportunity was based on the achievement of Company goals, with the remainder of the cash incentive compensation based on the achievement of individual goals. The following table sets forth the percentage of the target value of our cash incentive compensation for 2016 based on Company and individual goals, respectively, for each Named Executive Officer:

	Company Goals
Named Executive Officer	Same Store EBITDA Growth	Operating FFO	Net Debt to Adjusted EBITDA	Individual Goals
Steven P. Grimes	45.00%	22.50%	7.50%	25.00%
Heath R. Fear	36.00%	18.00%	6.00%	40.00%
Shane C. Garrison	36.00%	18.00%	6.00%	40.00%
Paula C. Maggio	36.00%	18.00%	6.00%	40.00%
Julie M. Swinehart	36.00%	18.00%	6.00%	40.00%

For 2016, the Company goals were based on (i) growth in our same store EBITDA, (ii) our Operating FFO per share, and (iii) our Net Debt to Adjusted EBITDA ratio. We selected these specific Company goals because (i) growth in our same store EBITDA is the financial metric that we believe most accurately reflects the progress of our operational strategy as we continue to execute on our broader asset repositioning objectives, while also prudently managing corporate level expenses, (ii) our Operating FFO per share is one of the most significant financial measures that we report to investors and use to evaluate our ongoing performance, and (iii) our Net Debt to Adjusted EBITDA ratio is a key financial metric measuring the health of our balance sheet. As each Named Executive Officer’s performance contributes to these metrics, we believe that they provide a fair and objective basis on which to evaluate each Named Executive Officer’s performance and to determine the majority of each Named Executive Officer’s cash incentive compensation.

For each of these Company goals, the ECC established three different levels of performance, “threshold,” “target” and “maximum,” pursuant to which our Named Executive Officers could earn 50%, 100% or 200%, respectively, of the target amount of the portion of the cash incentive compensation attributable to that Company goal. If performance for a Company goal did not equal or exceed the established threshold level, then our Named Executive Officers were not entitled to receive any of the cash incentive compensation attributable to that Company goal. To the extent performance fell between two of the established levels of performance, the percentage earned was to be determined based on straight-line interpolation between the percentages that would have been earned for the established levels of performance. The table below sets forth the goals established at each level of performance, actual performance for 2016 and the percentage of target earned for each Company goal:

Company Goal	Threshold (50%)	Target (100%)	Maximum (200%)	2016 Actual		Earned %
Same Store EBITDA Growth (1)	2.5%	3.25%	4.25%	3.76%		151%
Operating FFO Per Share (2)	$1.01	$1.04	$1.10	$1.08	(4)	166.7%
Net Debt to Adjusted EBITDA Ratio (3)	6.5x	6.0x	5.5x	5.6x		180%

(1)	Same store EBITDA is calculated by reducing our publicly reported same store net operating income (NOI) by general and administrative expenses, adjusted to exclude items that the ECC does not believe are representative of our ongoing operating performance. We define NOI as all revenues other than (i) straight-line rental income, (ii) amortization of lease inducements, (iii) amortization of acquired above and below market lease intangibles and (iv) lease termination fee income, less real estate taxes and all operating expenses other than straight-line ground rent expense and amortization of acquired ground lease intangibles, which are non-cash items. For the year ended December 31, 2016, our same store portfolio consisted of 140 retail operating properties acquired or placed in service and stabilized prior to January 1, 2015. Same store EBITDA growth was based on same store EBITDA for the year ended December 31, 2016 as compared to same store EBITDA for the prior year.

(2)	Operating FFO represents funds from operations attributable to common shareholders, or FFO, for the year ended December 31, 2016, excluding the impact of discrete non-operating transactions and other events which we do not consider representative of the comparable operating results of our real estate operating portfolio, which is our core business platform. FFO means net income (loss) computed in accordance with generally accepted accounting principles, excluding gains (or losses) from sales of depreciable real estate, plus depreciation and amortization and impairment charges on depreciable real estate.

(3)	Net Debt to Adjusted EBITDA ratio represents (i) our total notional debt, excluding unamortized premium, discount and capitalized loan fees, less cash and cash equivalents as of December 31, 2016 divided by (ii) Adjusted EBITDA for the three months ended December 31, 2016, annualized. Adjusted EBITDA represents net income attributable to common shareholders before interest, income taxes, depreciation and amortization, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing performance.

(4)	This differs from our publicly reported Operating FFO per share in that for purposes of measuring our cash incentive compensation, we have excluded the impact of the early adoption of Accounting Standard Update 2017-01, Business Combinations, as of October 1, 2016 which resulted in the capitalization of $725,000 of acquisition costs. Our publicly reported Operating FFO per share for 2016 was $1.09 per share.

For 2016, the ECC established the following individual goals for our Named Executive Officers:

Named Executive Officer	Individual Goals
Steven P. Grimes	Goals relating to the execution and messaging of our updated strategic plan, including brand building and management of external constituents; the facilitation of executive goals that drive earnings and total return; and support of succession planning.

Heath R. Fear	Goals relating to acquisition analysis; enterprise risk management; financing targets; development processes; investor and analyst communication; and succession planning.

Named Executive Officer	Individual Goals
Shane C. Garrison	Goals relating to the long-term portfolio strategy, including contractual rent growth, annual base rent, blended leasing spreads and leasing plans; execution of key development projects; support of leadership development; and succession planning.

Paula C. Maggio	Goals relating to management of the Company’s legal and human resources departments; corporate governance; internal reporting; integration; and operation in accordance with budget.

Julie M. Swinehart	Goals relating to management and oversight of the Company’s general and administrative expense; development accounting processes; technical accounting skills; coordination with corporate finance; and succession planning.

For the individual goals, the ECC established three different levels of performance, “meets expectations,” “exceeds expectations” and “exceptional,” pursuant to which our Named Executive Officers could earn 80%, 100% or 200%, respectively, of the target amount of the portion of the cash incentive compensation attributable to the individual goals. If a Named Executive Officer’s performance for the individual goals did not meet expectations, then such Named Executive Officer was not entitled to receive any of the cash incentive compensation attributable to the individual goals. To the extent performance with respect to the individual goals fell between two of the established levels of performance, the percentage earned was to be determined based on straight-line interpolation between the percentages that would have been earned for the established levels of performance. In determining the component of cash incentive compensation awarded to each Named Executive Officer based on individual goals, the ECC assessed the performance of each Named Executive Officer against his or her individual goals and made a subjective determination regarding the level of performance achieved upon which the payout for each Named Executive Officer was based. The ECC determined that Messrs. Grimes, Fear and Garrison and Mses. Maggio and Swinehart each performed at or above the exceeds expectations level in their 2016 individual performance against their established individual objectives.

2016 Cash Incentive Award Amounts

The following table sets forth the cash incentive award amounts that were paid to each of our Named Executive Officers for 2016 based on the achievement of Company and individual goals as described above.

Named Executive Officer	2016 Cash Incentive Award Amounts ($)
Steven P. Grimes	$1,878,000
Heath R. Fear	581,000
Shane C. Garrison	740,000
Paula C. Maggio	439,000
Julie M. Swinehart	189,000

Long-Term Equity Incentive Compensation

For 2016, other than as set forth below, each of our Named Executive Officers received long-term equity incentive compensation awards comprised of performance-based restricted stock units and time-based restricted stock awards with target values as set forth above under “— 2016 Target Incentive Compensation.” Ms. Swinehart received only restricted stock awards, subject to vesting in three equal annual installments, and did not receive performance-based restricted stock units for 2016; however, Ms. Swinehart will participate in the performance-based restricted stock unit program in 2017, at which time 50% of her long-term equity compensation award will be comprised of performance-based restricted stock units and 50% of her long-term equity compensation award will be restricted stock.

We designed these awards primarily to (i) further align the interests of our executives with our stockholders over the longer term, (ii) support the objective of long-term value creation and reward our executives based on our relative performance compared to our peers, and (iii) serve as a retention tool for our executives. The following table sets forth the type of awards we granted, weighting (based on percentage of target value) allocated to each award type for each of our Named Executive Officers and vesting terms for our long-term equity incentive compensation for 2016:

Award Type for NEOs (other than Ms. Swinehart)	Weighting	Vesting Terms
Performance-based restricted stock units	75%	Earned based on our relative total stockholder return compared to that of the peer companies in the NAREIT Shopping Center Index over the three-year performance period ending December 31, 2018. One-third of the shares earned will be issued in common stock following the performance period, and two-thirds will be issued in restricted stock that will vest on December 31, 2019, subject to continued employment through such date.

Restricted stock	25%	Vest in four equal annual installments commencing on January 4, 2017, subject to continued employment through such dates.

Award Type for Ms. Swinehart	Weighting	Vesting Terms
Restricted stock	100%	Vest in three equal annual installments commencing on March 1, 2018, subject to continued employment through such dates.

Performance-Based Restricted Stock Unit Awards

We granted performance-based restricted stock units to our Named Executive Officers in 2016, other than Ms. Swinehart, for 75% of their long-term equity incentive compensation awards. The performance-based restricted stock units may be earned by our Named Executive Officers based on our relative total stockholder return compared to that of the peer companies in the NAREIT Shopping Center Index over a three-year performance period from January 1, 2016 to December 31, 2018. The number of units that will be earned, as a percentage of the target number of units granted, will be based on the percentile ranking of our total stockholder return over the performance period as compared to the total stockholder return of each of the peer companies that were in the NAREIT Shopping Center Index during the entire performance period, as set forth in the table below. If our total stockholder return performance does not equal or exceed the established threshold level, then our Named Executive Officers will not be entitled to earn any shares pursuant to these performance-based restricted stock units. To the extent performance falls between two of the established levels of performance, the percentage earned will be determined based on straight-line interpolation between the percentages that would have been earned for the established levels of performance.

Performance Level	Relative Performance	Percentage of Target Earned
Maximum	90th Percentile	200%
Target	Median	100%
Threshold	25th Percentile	50%

The performance-based restricted stock units that are earned will be settled in shares of our common stock shortly after the end of the performance period, with one-third of the shares earned vesting upon issuance and the remaining two-thirds of the shares earned subject to vesting based on continued employment through December 31, 2019. Upon settlement of the performance-based restricted stock units, additional shares of common stock will also be issued in an amount equal to the accumulated value of the dividends that would have been paid during the performance period on the shares of our common stock that are earned pursuant to the performance-based restricted stock units divided by the then-current market price of our common stock.

The following table sets forth the target dollar values of the performance-based restricted stock units granted to each of our Named Executive Officers for 2016 and the target number of units represented by each award:

	2016 Target Amounts
Named Executive Officer	($)	(# of units) (1)
Steven P. Grimes	$1,518,750	114,521
Heath R. Fear	345,000	26,015
Shane C. Garrison	787,500	59,382
Paula C. Maggio	450,000	23,078
Julie M. Swinehart (2)	—	—

(1)	The target number of units granted to each of our Named Executive Officers was determined based on the target dollar value divided by the estimated grant date fair value per unit using a third-party valuation. Differences in the number of units granted relative to the target dollar amounts is a result of variation in valuation due to a different grant date for Ms. Maggio.

(2)	Ms. Swinehart did not participate in our performance-based restricted stock unit program in 2016. Ms. Swinehart will be a participant in the program in 2017 and will receive 50% of her long-term incentive award in the form of performance-based restricted stock units.

Restricted Stock Awards

We also granted restricted stock awards to our Named Executive Officers for 2016. Other than for Ms. Swinehart, these awards comprise 25% of their long-term equity incentive compensation awards and vest in four equal annual installments commencing on January 4, 2017, subject to continued employment through such dates. Ms. Swinehart’s award comprises 100% of her long-term equity incentive compensation award for 2016 and her award vests in three equal annual installments commencing on March 1, 2018, subject to continued employment through such dates. Ms. Swinehart’s restricted stock award for 2016, which was granted in March 2017, was granted in excess of her target award amount as a result of Company and individual performance relative to her established individual objectives exceeding expectations for 2016. The following table sets forth the restricted stock awards granted to each of our Named Executive Officers for 2016.

	2016 Restricted Stock Awards
Named Executive Officer	($)	(# of Shares) (1)
Steven P. Grimes	$506,250	35,502
Heath R. Fear	115,000	8,065
Shane C. Garrison	262,500	18,409
Paula C. Maggio	150,000	8,972
Julie M. Swinehart	154,000	10,112

(1)	The number of shares granted to each of our Named Executive Officers was determined based on dividing the dollar value by the closing price of our common stock on the grant date, or the day immediately preceding the grant date. Differences in the number of shares granted relative to the dollar value is a result of variation in closing stock price on different grant dates.

Retention Agreements

We realize that consideration of an acquisition by another company or other change-in-control transaction as well as the possibility of an involuntary termination or reduction in responsibility can be a distraction to executives and can cause them to consider alternative employment opportunities. Accordingly, we believe that establishing pre-negotiated severance benefits for certain of our Named Executive Officers helps encourage their continued dedication and further aligns the interests of our Named Executive Officers and our stockholders in the event of a potentially attractive proposed change-in-control transaction following which one or more of our Named Executive Officers may be expected to be terminated. In addition, we believe that retention agreements, which specifically set forth severance terms and conditions that are agreed upon in advance with our Named Executive Officers, make it easier for us to make changes in our senior executive team, if desired, without the need for protracted negotiations over severance.

We have retention agreements with each of our Named Executive Officers, with the exception of Ms. Swinehart. These agreements were entered into in October 2016, following an ordinary course review of our existing executive compensation arrangements and in connection with the upcoming expiration of the current terms of our retention agreements existing at the time. The current term of each of these retention agreements is for three years beginning on October 31, 2016, with automatic two-year renewals thereafter unless written notice of termination is provided by either party. These agreements, among other things, provide for severance payments and benefits to the applicable Named Executive Officer if his or her employment is terminated by us without cause or by our Named Executive Officer for good reason. These agreements also provide for the measurement of performance-based vesting conditions of any outstanding equity awards granted on or after the date of the retention agreements upon the occurrence of a change-in-control, but they do not include single-trigger acceleration of vesting of time-based equity awards in connection with a change-in-control. See “Executive Compensation — Retention Agreements” below for a summary of the retention agreements we entered into with certain of our Named Executive Officers.

Retirement of Mr. Holland

On December 16, 2015, Mr. Holland notified us that he would retire on June 30, 2016. Mr. Holland’s annual base salary during 2016 was $425,000 and his target cash incentive compensation was $375,000, which was structured in the same manner as the cash incentive compensation awards made to our Named Executive Officers. In addition, prior to his retirement, Mr. Holland received long-term equity incentive compensation awards with a target value of $400,000, which were comprised of performance-based restricted stock units (with respect to 75% of the target value) and restricted stock (with respect to 25% of the target value) structured in the same manner as the awards received by our Named Executive Officers. Mr. Holland’s base salary, target cash incentive compensation and target long-term equity incentive compensation for 2016 were determined based on the same considerations as those for the same type of compensation received by our Named Executive Officers for 2016. In connection with Mr. Holland’s retirement, the ECC approved the removal of the requirement that Mr. Holland remain employed in order to vest his outstanding shares of restricted stock that would not otherwise automatically vest, subject to his continued employment through June 30, 2016, which resulted in the accelerated vesting of 10,631 shares of restricted stock upon Mr. Holland’s retirement; and Mr. Holland was also awarded a pro-rated bonus for 2016 in the amount of $90,000. Additionally, Mr. Holland’s retirement caused the acceleration of vesting of his restricted stock awards granted in 2015 and 2016, by their terms, totaling 33,722 shares of common stock of the Company. In accordance with the terms of such awards, Mr. Holland also retained his outstanding performance-based restricted stock units that were granted in 2015 and 2016; however, under the terms of such grants, Mr. Holland will be eligible to earn only a pro-rata amount of such units at such time as the units are otherwise earned under the terms of the grant agreement, based on that portion of the performance period for each award during which Mr. Holland was employed by us.

Broad-Based Benefits

In addition to the compensation programs described above, each of our Named Executive Officers was eligible to participate in the same benefits programs available to all of our employees: health, dental and vision insurance; group term life insurance; short-term and long-term disability coverage and accidental death and dismemberment coverage; a tax-qualified 401(k) plan; and a pre-tax Section 125 cafeteria plan.

Stock Ownership Guidelines

In order to complement our equity incentive compensation program and further align the interests of our Named Executive Officers with those of our stockholders, our Board adopted stock ownership guidelines that apply to our Board of Directors and certain Named Executive Officers. See “Director and Officer Stock Ownership Guidelines” below for a summary of these guidelines.

Anti-Hedging and Anti-Pledging Policy

None of our Named Executive Officers has engaged in any hedging transactions with respect to our common stock or pledged any of his or her shares of common stock in us. Additionally, we have formal anti-hedging and anti-pledging policies that prohibit all of our executive officers and directors, including our Named Executive Officers, from engaging in any hedging transactions or pledging any shares of our common stock unless our Audit Committee approves of such transactions.

Compensation Consultant Report and Benchmarking

In connection with the ECC’s review of our executive compensation programs and levels for 2016, it retained compensation consultant SH&P. In July 2015, SH&P prepared a written report for the ECC providing a thorough analysis of our executive compensation programs, including (i) a marketplace review of compensation levels for our then-Named Executive Officers relative to our 12-company peer group and (ii) SH&P’s recommendations regarding the overall design of our executive compensation programs for 2016.

Our peer group for 2016 was the same as our peer group for 2015, which had been developed by SH&P and represented companies with similar businesses and annual revenues and market capitalization comparable to ours, except that it was modified to reflect the acquisition of Glimcher Realty Trust by Washington Prime Group, resulting in a 2016 peer group of 12 retail REITs. This peer group, along with other market data, was used for benchmarking our executive compensation program for fiscal 2016. Our 2016 peer group included the following companies:

Brixmor Property Group, Inc.	Federal Realty Investment Trust	Regency Centers Corporation
CBL & Associates Properties, Inc.	Kimco Realty Corp.	Tanger Factory Outlet Centers, Inc.
DDR Corp.	Macerich Co.	Taubman Centers, Inc.
Equity One, Inc.	Pennsylvania Real Estate Investment Trust	Weingarten Realty Investors

The 2016 peer group data presented to the ECC included information regarding base salary, annual cash incentives, long-term equity incentives and total annual compensation. For each of these categories, SH&P presented information comparing our compensation to the compensation paid by these companies at the 25th, 50th and 75th percentiles for comparable positions.

In 2016, the ECC engaged SH&P for a similar analysis related to 2017 compensation for our Named Executive Officers, which resulted in mid-year 2016 base salary adjustments for Mr. Fear and Ms. Swinehart and slight adjustments to each of their 2016 target annual cash incentive compensation. In 2016, the ECC also engaged SH&P to recommend terms of retention agreements for our Named Executive Officers and provide data regarding similar types of arrangements in place at the companies included in our 2016 peer group in connection with the upcoming expiration of the current terms of our retention agreements existing at the time.

2016 Advisory Resolution

At our 2016 annual meeting of stockholders, an advisory resolution approving the compensation paid to our named executive officers for 2015, as disclosed in our proxy statement for the 2016 annual meeting of stockholders, including the Compensation Discussion and Analysis, compensation tables and narrative discussions, was approved by our stockholders, with approximately 91% of the votes cast on the proposal being voted in favor of the proposal to approve such resolution. The ECC has considered the results of this vote and, as a result of the high percentage of votes cast in favor of this proposal, it viewed these results as an indication of stockholders’ overall satisfaction with the manner in which we compensated our named executive officers for 2015 and the changes that we had made to our executive compensation programs. Accordingly, in 2016 the ECC did not implement significant changes to our executive compensation programs as a result of the stockholder advisory vote.

Executive Compensation Process

For more information regarding our processes and procedures for considering and determining the compensation of our executives, including the role of any executive officers, is described below under “Executive Compensation — Executive and Director Compensation Process.”

Summary Compensation Table

The following table sets forth information with respect to all compensation paid or earned for services rendered to us by our Named Executive Officers for the years ended December 31, 2016, 2015 and 2014 presented in accordance with SEC rules.

Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)			Non-Equity Incentive Plan Compensation ($) (1)	All Other Compensation ($) (2)	Total ($)
Steven P. Grimes	2016	850,000	—	2,025,000	(3)		1,878,000	2,966	4,755,966
President and Chief Executive Officer	2015	850,000	—	5,550,000	(5)		2,375,000	2,154	8,777,154
	2014	825,000	—	1,425,000	(6)		—	47,965	2,297,965

Heath R. Fear	2016	482,500	—	460,000	(3)		581,000	2,533	1,526,033
Executive Vice President, Chief Financial Officer and Treasurer	2015	160,769	25,912	960,000	(5)		630,088	—	1,776,769

Shane C. Garrison	2016	590,000	—	1,050,000	(3)		740,000	2,630	2,382,630
Executive Vice President,	2015	590,000	—	2,560,000	(5)		912,000	2,154	4,064,154
Chief Operating Officer and Chief Investment Officer	2014	545,000	—	725,000	(6)		—	38,734	1,308,734

Paula C. Maggio	2016	261,538	—	600,000	(3)		439,000	263	1,300,801
Executive Vice President, General Counsel and Secretary

Julie M. Swinehart	2016	269,750	—	159,227	(3)		189,000	2,248	620,225
Senior Vice President and Chief Accounting Officer

Dennis K. Holland	2016	212,500	90,000	567,545	(3	)(4)	—	27,905	897,950
Former Executive Vice President,	2015	425,000	—	1,470,000	(5)		477,000	4,173	2,376,173
General Counsel and Secretary	2014	375,000	—	435,000	(6)		—	29,557	839,557

(1)	Amounts reported reflect annual cash incentive awards earned by our Named Executive Officers related to the respective year’s performance, which was paid in February of the following year. Additional information regarding our annual cash incentive awards is described above under “— Compensation Discussion and Analysis.”

(2)	The amounts shown in this column for 2016 include the following:

Name	Company Match to 401(k) Plan ($)	Accrued Vacation Payout ($)	Group Term Life Insurance Premiums (a) ($)	Total ($)
Steven P. Grimes	2,000	—	966	2,966
Heath R. Fear	2,000	—	533	2,533
Shane C. Garrison	2,000	—	630	2,630
Paula C. Maggio	—	—	263	263
Julie M. Swinehart	2,000	—	248	2,248
Dennis K. Holland	2,000	24,519	1,386	27,905

(a)	Amounts shown are the taxable amount of the premiums for such group life insurance policy.

(3)	Amounts reported in 2016 include the aggregate grant date fair value of performance-based restricted stock units and restricted stock awards granted during the year ended December 31, 2016, each calculated in accordance with FASB ASC Topic 718. The assumptions made when calculating the grant date fair value of the performance-based restricted stock units are found in Note 5 (Equity Compensation Plans) to our Consolidated Financial Statements in Part II, Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2016. Assuming that maximum performance is achieved under the performance-based restricted stock units granted in 2016, the value at the grant date of these performance-based restricted stock units would have been as follows: Mr. Grimes — $3,037,500; Mr. Fear — $690,000; Mr. Garrison — $1,575,000; Ms. Maggio — $900,000; and Mr. Holland — $600,000. Ms. Swinehart did not receive an award of performance-based restricted stock units in 2016. The grant date fair value of the restricted stock awards granted during the year ended December 31, 2016 was calculated as the closing price per share of our common stock on the NYSE on the applicable date of grant, or the day preceding the grant date, multiplied by the number of shares granted. The value of awards granted to our Named Executive Officers in 2016 is reflected in the “2016 Grants of Plan-Based Awards” table.

(4)	On December 16, 2015, Mr. Holland notified us that he would retire on June 30, 2016. In connection with his retirement, the ECC approved the removal of the requirement that Mr. Holland remain employed in order for outstanding shares of his restricted stock awards to vest that would not otherwise have automatically vested. Pursuant to this approval, the vesting of 10,631 shares of restricted stock accelerated on June 30, 2016. Accordingly, Mr. Holland’s 2016 stock award also includes $167,545 representing the incremental fair value related to the modification of these awards.

(5)	Amounts reported in 2015 include the aggregate grant date fair value of performance-based restricted stock units and restricted stock awards granted during the year ended December 31, 2015, each calculated in accordance with FASB ASC Topic 718. The assumptions made when calculating the grant date fair value of the performance-based restricted stock units are found in Note 5 (Equity Compensation Plans) to our Consolidated Financial Statements in Part II, Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2015. The grant date fair value of the restricted stock awards granted during the year ended December 31, 2015 was calculated as the closing price per share of our common stock on the NYSE on the applicable date of grant, or the day preceding the grant date, multiplied by the number of shares granted.

(6)	Represents the aggregate grant date fair value of restricted stock awards granted during the year ending December 31, 2014, calculated as the closing price per share of our common stock on the NYSE on February 20, 2014, multiplied by the number of shares granted.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards to our Named Executive Officers for the year ended December 31, 2016.

2016 Grants of Plan-Based Awards
			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (3)		Grant Date Fair Value of Stock And Option Awards ($) (4)
Name	Grant Date	Date of Approval	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Steven P. Grimes			718,750	1,250,000	2,500,000
	2/19/16	2/9/16							35,502		506,250
	2/19/16	2/9/16				57,261	114,521	229,042	—		1,518,750
Heath R. Fear			266,600	430,000	860,000
	2/19/16	2/9/16							8,065		115,000
	2/19/16	2/9/16				13,008	26,015	52,030	—		345,000
Shane C. Garrison			316,200	510,000	1,020,000
	2/19/16	2/9/16							18,409		262,500
	2/19/16	2/9/16				29,691	59,382	118,764	—		787,500
Paula C. Maggio			201,500	325,000	650,000
	5/6/16	3/18/16							8,972		150,000
	5/6/16	3/18/16				11,539	23,078	46,156	—		450,000
Julie M. Swinehart			86,800	140,000	280,000
	2/19/16	2/9/16							11,166		159,227
Dennis K. Holland			232,500	375,000	750,000
	2/19/16	2/9/16							7,013		100,000
	2/19/16	2/9/16				11,311	22,622	45,244	—		300,000
	6/30/16	3/18/16							10,631	(5)	167,545	(5)

(1)	Reflects the possible payouts of annual cash incentive compensation. “Threshold” amounts represent amounts that would be earned at the threshold level, which represents 50% of the target amounts for the portion of annual cash incentive compensation that was based on company goals and 80% of the target amounts for the portion of annual cash incentive compensation that was based on individual goals. The actual amounts that were paid are set forth in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” above. See also, “— Compensation Discussion and Analysis — Incentive Compensation — Annual Cash Incentive Compensation.”

(2)	Reflects performance-based restricted stock units granted during 2016. See “— Compensation Discussion and Analysis — Incentive Compensation — Long-Term Equity Incentive Compensation — Performance-Based Restricted Stock Unit Awards.”

(3)	Represents shares of restricted stock granted as incentive compensation for 2016. The shares granted to Messrs. Grimes, Fear and Garrison and Ms. Maggio are subject to vesting in equal installments on each of January 4, 2017, 2018, 2019 and 2020, subject to continued employment through such dates. The shares granted to Ms. Swinehart are subject to vesting in equal installments on each of February 19, 2017, 2018 and 2019, subject to continued employment through such dates.

(4)	Amounts disclosed in this column for equity awards are computed in accordance with FASB ASC Topic 718.

(5)	Amount represents the incremental fair value of the modification of a portion of Mr. Holland’s restricted stock awards as described in footnote 4 of the Summary Compensation Table above.

Discussion of Summary Compensation and Grants of Plan-Based Awards Tables

Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the 2016 Grants of Plan-Based Awards Table was paid or awarded, are described above under “— Compensation Discussion and Analysis.”

In 2016, we granted restricted stock awards to each of our Named Executive Officers and performance-based restricted stock units to each of our Named Executive Officers, except Ms. Swinehart, pursuant to our 2014 Long-Term Equity Compensation Plan, as described in the 2016 Grants of Plan-Based Awards table. The vesting of each award is subject to acceleration in connection with a change-in- control or certain termination triggering events as described below under “— Potential Payments Upon Termination or Change-in-Control.” Generally, we pay dividends to holders of all shares of restricted stock, whether vested or not, at the same rate per share as dividends per share paid to our common stockholders. In connection with the performance-based restricted stock units, if and when earned, additional shares of common stock will also be issued in an amount equal to the accumulated value of the dividends that would have been paid during the performance period on the shares of common stock and restricted stock issued at the end of the performance period divided by the then-current market price of our common stock.

The terms of the retention agreements that we have entered into with our Named Executive Officers are described below under “— Potential Payments Upon Termination or Change-in-Control.”

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information with respect to outstanding equity awards at December 31, 2016, with respect to our Named Executive Officers.

Outstanding Equity Awards at Fiscal Year-End 2016
	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Steven P. Grimes	218,515	3,349,835	316,808	4,856,667
Heath R. Fear	35,527	544,629	75,307	1,154,456
Shane C. Garrison	88,486	1,356,490	158,658	2,432,227
Paula C. Maggio	8,972	137,541	46,156	707,571
Julie M. Swinehart	16,784	257,299	—	—
Dennis K. Holland	—	—	18,179	278,684

(1)	For Messrs. Grimes, Fear and Garrison and Mses. Maggio and Swinehart includes the following:

	2016 Award (a)	2015 CAO Award (b)	2015 CFO Award (c)	CFO Sign-On Award (d)	2015 Award (e)	2014 CAO Award (f)	2014 Award (g)	2013 Award (h)	2012 Award (i)	2011 Award (j)	TOTAL
Steven P. Grimes	35,502				18,334		121,724	25,985	9,416	7,554	218,515
Heath R. Fear	8,065		5,646	21,816							35,527
Shane C. Garrison	18,409				8,334		45,194	10,577	3,453	2,519	88,486
Paula C. Maggio	8,972										8,972
Julie M. Swinehart		11,166				5,618					16,784

(a)	Represents unvested portion of restricted stock awards granted for 2016, of which one-fourth vested on January 4, 2017 and one-fourth will vest on each of January 4, 2018, 2019 and 2020, subject to continued employment through such dates.

(b)	Represents unvested portion of restricted stock award granted for 2015, of which one-third vested on February 19, 2017 and one-third will vest on each of February 19, 2018 and 2019, subject to continued employment through such dates.

(c)	Represents unvested portion of restricted stock award granted for 2015, of which one-fourth vested on each of January 4, 2016 and 2017 and one-fourth will vest on each of January 4, 2018 and 2019, subject to continued employment through such dates.

(d)	Represents unvested portion of restricted stock award granted in connection with appointment as Chief Financial Officer and Treasurer, of which one-third vested on August 18, 2016 and one-third will vest on each of August 18, 2017 and 2018, subject to continued employment through such dates.

(e)	Represents unvested portion of restricted stock awards granted for 2015, of which one-third vested on each of January 4, 2016 and 2017 and the remaining one-third will vest on January 4, 2018, subject to continued employment through such date.

(f)	Represents unvested portion of restricted stock award granted for 2014, of which one-third vested on each of February 20, 2016 and 2017 and the remaining one-third will vest on February 20, 2018, subject to continued employment through such date.

(g)	Represents unvested portion of restricted stock awards granted based on the achievement of Company goals for 2014, of which one-third vested on each of February 20, 2016 and 2017 and the remaining one-third will vest on February 20, 2018, subject to continued employment through such date.

(h)	Represents unvested portion of restricted stock awards granted based on the achievement of Company goals for 2013, of which 50% vested on February 21, 2016 and 50% vested on February 21, 2017.

(i)	Represents unvested portion of restricted stock awards granted for 2012, of which 50% vested on February 21, 2016 and the remaining 50% will vest on February 21, 2018, subject to continued employment through such date.

(j)	Represents unvested portion of restricted stock awards granted for 2011, which vested on March 13, 2017.

(2)	Market value is based on a price of $15.33 per share, which was the closing price on the NYSE of our common stock on December 30, 2016.

(3)

Represents performance-based restricted stock unit awards granted in (i) 2015 with respect to the performance period beginning on January 1, 2015 and ending on December 31, 2017 (“2015 Award”) and (ii) 2016 with respect to the performance period beginning on January 1, 2016 and ending on December 31, 2018 (“2016 Award”). Each performance-based restricted stock unit award provides the ability to earn and receive shares after the end of the three-year performance period based on our total stockholder return over the performance period compared to peers listed in the NAREIT Shopping Center Index, with one-third of the amount earned to be issued in common stock and two-thirds to be issued in restricted stock that will vest one year later, subject to continued employment through such date. For Mr. Holland, the reported amounts are based on the prorated portion of his performance-based restricted stock unit award that he retained following his retirement, which remains subject to the same performance-based vesting conditions as the other grants. Common stock will be issued to Mr. Holland for any portion of his performance-based restricted stock unit award that is earned. If our relative performance for the three-year performance period applicable to these awards continues to be the same as we experienced from the beginning of the performance period through December 31, 2016, our 2015 Awards would have been earned at a level between threshold and target performance and our 2016 Awards would have been earned at target performance. In accordance with SEC rules, our 2015 Award is reflected in the table at target performance and our 2016 Award is reflected in the table at maximum performance.

Option Exercises and Stock Vested

The following table sets forth the aggregate number of shares of restricted stock that vested in 2016. The value realized on vesting is the product of (1) the closing price per share of our common stock on the NYSE on the vesting date or the date immediately preceding the vesting date (or, if there were no reported sales on such date, the most recent previous date on which sales were reported), multiplied by (2) the number of shares vesting.

2016 Option Exercises and Stock Vested
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Steven P. Grimes	169,573	2,422,675
Hearth R. Fear	12,788	208,730
Shane C. Garrison	87,810	1,254,454
Paula C. Maggio	—	—
Julie M. Swinehart	3,236	47,203
Dennis K. Holland	100,361	1,549,076

Potential Payments Upon Termination or Change-in-Control

Equity Plan and Award Agreements

Pursuant to the terms of our 2014 Long-Term Equity Compensation Plan and the applicable award agreements entered into during 2016 and prior thereto, all outstanding unvested shares of restricted stock held by each of our Named Executive Officers will fully vest upon the occurrence of a change-in-control or in the event that our Named Executive Officer’s employment is terminated by us without cause or as a result of death or disability. In addition, pursuant to the applicable award agreements for restricted stock granted on or after May 2015, all outstanding unvested shares of such restricted stock held by each of our Named Executive Officers will fully vest in the event that our Named Executive Officer’s employment is terminated as a result of his or her retirement. As part of our review of our compensation program design in 2016, we modified our award agreements for the grants of restricted stock made to our Named Executive Officers in 2017 to eliminate acceleration of vesting upon a change-in-control. As a result, acceleration of vesting for these awards will only occur upon termination of employment, as described above, whether before or after a change-in-control.

With respect to the performance-based restricted stock units that we granted to our Named Executive Officers in 2015 and 2016, pursuant to the terms of the applicable award agreements, in the event of a change-in-control prior to the end of the performance period, we will determine the award earned by the Named Executive Officers based on our relative performance through the day prior to the consummation of the change-in-control, provided that the amount earned will be pro-rated based upon the portion of the performance period that elapsed from the first day of such period through the date of the change-in-control. The amount earned will be settled immediately prior to the consummation of the change-in-control in shares of our common stock and restricted stock. The shares of restricted stock (i.e., two-thirds of each award) will remain subject to vesting based on the applicable Named Executive Officer’s continued employment in the same manner as would have applied in the absence of a change-in-control. Additional shares of common stock will also be issued in an amount equal to the accumulated value of the dividends that would have been paid during the performance period through the date of the change-in-control on the shares of common stock and restricted stock that are issued divided by the then-current market price of our common stock.

In the event of a qualified termination by us of a Named Executive Officer prior to the end of any applicable performance period for outstanding performance-based restricted stock units, the Named Executive Officer will be entitled to retain his or her units subject to the same performance-based vesting conditions; provided that the number of units earned will be prorated based upon the period in which such Named Executive Officer was employed during the performance period and all of the shares issued upon settlement of the units earned will be issued in common stock. In the event of a qualified termination by us of a Named Executive Officer after the end of the performance period or after or in connection with a change-in-control, any shares of restricted stock earned by such Named Executive Officer pursuant to the applicable award agreement will fully vest. The term qualified termination is defined in the performance-based restricted stock unit award agreements to mean the termination of employment with us as a result of a Named Executive Officer’s death, disability, retirement, termination by us without cause or such Named Executive Officer’s resignation for good reason.

The terms cause, good reason, retirement and change-in-control are specifically defined in the applicable award agreements. The term change-in-control is defined in our award agreements to mean (i) any person or group acquiring ownership of more than 50% of our voting stock, (ii) any person or group acquiring 30% or more of our voting stock in any 12-month period, (iii) a change in a majority of the members of the Board during any 12-month period if the new members were not nominated by a majority of the incumbent directors, or (iv) a consummation of any sale, lease, exchange or other transfer of all or substantially all of our assets. For our awards made in 2017, we modified the definition of change-in-control to be consistent with the revised definition in our retention agreements, as described below under “Retention Agreements.”

Retention Agreements

In late 2016, following an ordinary course review of our existing executive compensation arrangements and in connection with the upcoming expiration of the current terms of our retention agreements existing at the time, we entered into retention agreements with each of Messrs. Grimes, Fear and Garrison and Ms. Maggio. The retention agreements for Messrs. Grimes and Garrison replaced their prior retention agreements with us. Changes made from the prior retention agreements include the following provisions of the new retention agreements:

•	no single-trigger acceleration of vesting of equity awards that are only subject to vesting conditions based on continued employment in connection with a change-in-control;

•	cash severance limited to a multiple of base salary and annual cash incentive compensation as opposed to also including the amount of the long-term equity incentive compensation opportunity;

•	cash severance multiples increased and a modified change-in-control definition to more closely align with competitive market practices;

•	the length of the term of the agreements; and

•	provisions specifically addressing the treatment of performance-based equity awards.

The retention agreements are each for a term of three years beginning on October 31, 2016, with automatic two-year renewals unless written notice of termination is given at least 90 days prior to such date by the Company. Additionally, if a change-in-control occurs or the Company enters into a definitive agreement for a change-in-control during the term, then the term of the agreement will be automatically extended for two years after such date. Generally, under the retention agreements, if the applicable Named Executive Officer is terminated for any reason, he or she will be subject to the following continuing obligations after termination: (i) non-solicitation of our employees for one year and (ii) non-disparagement obligations.

The retention agreements provide for the following payments and benefits to the applicable Named Executive Officer in connection with the termination of his or her employment by us without cause or by such Named Executive Officer for good reason, provided that such Named Executive Officer enters into a general release of claims for our benefit in connection with such termination:

•

For Mr. Grimes, a cash payment equal to two times (or, if the termination occurs in connection with or within two years after a change-in-control, three times) the sum of (i) Mr. Grimes’ annual base salary at the rate then in effect, without giving effect to any reduction in the base salary rate amounting to good reason and (ii) an amount equal to the greater of (a) Mr. Grimes’ target annual cash bonus opportunity or (b) Mr. Grimes’ annual cash bonus for the most recent completed year for which an annual cash bonus had been determined;

•

For our other applicable Named Executive Officers, a cash payment equal to one and one-half times (or, if the termination occurs in connection with or within two years after a change-in-control, two times) the sum of (i) such Named Executive Officer’s annual base salary at the rate then in effect, without giving effect to any reduction in the base salary rate amounting to good reason and (ii) an amount equal to the greater of (a) such Named Executive Officer’s target annual cash bonus opportunity or (b) such Named Executive Officer’s annual cash bonus for the most recent completed year for which an annual cash bonus had been determined;

•	all unpaid annual bonus amounts earned during the year prior to the year in which the termination occurs and a pro-rata cash bonus, at target, for the year in which the termination occurs;

•	acceleration of vesting of unvested equity awards that are only subject to vesting conditions based on continued employment;

•

retention of outstanding equity awards granted on or after the date the retention agreements were entered into that remain subject to performance-based vesting conditions, with the earning of such awards to be based on achievement of the original performance-based vesting conditions in the same manner as if such termination had not occurred; provided that the portion of each such equity award that is earned will be prorated based on the portion of the performance period that elapsed through the date of termination unless such termination occurred in connection with a change-in-control; and

•	continuation of healthcare benefits, or cash payments equal to the premiums for healthcare benefits, for the period of cash severance earned under the retention agreement.

The retention agreements do not include single-trigger acceleration of vesting of equity awards that are only subject to vesting conditions based on continued employment in connection with a change-in-control. Each retention agreement provides that upon a change-in-control, the achievement of the performance-based vesting conditions of any outstanding equity awards granted on or after the date the retention agreement was entered into that remain subject to such vesting conditions will be measured based on performance through the day prior to the date of the change-in-control using performance metrics that have been prorated, to the extent applicable, to reflect the shortened performance period. Vesting conditions for these awards that are based on continued employment will continue to apply unless accelerated due to a termination of employment or otherwise.

Each retention agreement also provides that upon a termination as a result of death or disability, the applicable Named Executive Officer’s outstanding unvested equity awards will be treated in the same manner as they would in the event of a termination by us without cause or termination by such executive for good reason.

The terms cause, resignation for good reason and change-in-control are specifically defined in the retention agreements, with the term change-in-control defined to mean (i) any person or group acquiring 30% or more of our voting stock, (ii) a change in a majority of the members of the Board during any 12-month period if the new members were not nominated by a majority of the incumbent directors, (iii) the consummation of a consolidation or merger resulting in the Company’s voting stock representing less than a majority of total voting power immediately after such consolidation or merger, (iv) the consummation of any sale, lease or other transfer of all or substantially all of our assets, or (v) our stockholders approve any plan of liquidation or dissolution.

The following table sets forth potential payments and benefits that would have been provided to our Named Executive Officers upon the occurrence of a change-in-control or certain termination triggering events, assuming such change-in-control or terminating event occurred on December 31, 2016. The closing market price of our common stock on the NYSE on December 30, 2016, the last business day of 2016, was $15.33 per share.

	Involuntary Termination Without Cause/For Good Reason (Non-change- in-Control) ($)		Involuntary Termination Without Cause/For Good Reason (Change-in- Control) ($)		Death or disability ($)		Change-in- Control (No Termination) ($)
Steven P. Grimes (1)(2)
Cash Severance	7,700,000		10,925,000		—		—
Benefits Continuation (3)	—		—		—		—
Unvested Restricted Stock (4)	3,349,835		3,349,835		3,349,835		3,349,835
Unvested RSUs	—	(5)	1,183,696	(6)	—	(5)	394,565	(7)

Total	11,049,835		15,458,531		3,349,835		3,744,400

Heath R. Fear (1)(2)
Cash Severance	2,201,500		2,792,000		—		—
Benefits Continuation (3)	38,653		51,538		—		—
Unvested Restricted Stock (4)	544,629		544,629		544,629		544,629
Unvested RSUs	—	(5)	246,378	(6)	—	(5)	82,126	(7)

Total	2,784,782		3,634,545		544,629		626,755

Shane C. Garrison (1)(2)
Cash Severance	2,763,000		3,514,000		—		—
Benefits Continuation (3)	38,653		51,538		—		—
Unvested Restricted Stock (4)	1,356,490		1,356,490		1,356,490		1,356,490
Unvested RSUs	—	(5)	577,106	(6)	—	(5)	192,369	(7)

Total	4,158,143		5,499,134		1,356,490		1,548,859

	Involuntary Termination Without Cause/For Good Reason (Non-change- in-Control) ($)		Involuntary Termination Without Cause/For Good Reason (Change-in- Control) ($)		Death or disability ($)		Change-in- Control (No Termination) ($)
Paula C. Maggio (1)(2)
Cash Severance	1,412,500		1,775,000		—		—
Benefits Continuation (3)	38,653		51,538		—		—
Unvested Restricted Stock (4)	137,541		137,541		137,541		137,541
Unvested RSUs	—	(5)	82,010	(6)	—	(5)	27,337	(7)

Total	1,588,694		2,046,089		137,541		164,878

Julie M. Swinehart (1)
Cash Severance	—		—		—		—
Benefits Continuation	—		—		—		—
Unvested Restricted Stock (4)	257,299		257,299		257,299		—
Unvested RSUs	—		—		—		—

Total	257,299		257,299		257,299		—

(1)	The amounts described do not include payments and benefits to the extent they have been earned prior to the termination of employment or are provided on a non-discriminatory basis to salaried employees upon termination of employment. These include:

•	Accrued salary and vacation pay;

•	Distribution of plan balances under our 401(k) plan;

•	Life insurance proceeds in the event of death; and

•	Disability insurance payouts in the event of disability.

(2)	In the event that any payments and benefits to be paid or provided to a Named Executive Officer would be subject to “parachute payment” excise taxes under the Internal Revenue Code of 1986, as amended, such Named Executive Officer’s payments and benefits will be reduced to the extent necessary to avoid such excise taxes, but only if such a reduction of pay or benefits would result in a greater after-tax benefit to such Named Executive Officer.

(3)	Benefits continuation amounts are based on the actual expense for financial reporting purposes for covering an employee under the medical plan elected by such Named Executive Officer at the date of termination for the duration of their severance period.

(4)	For all Named Executive Officers, other than Ms. Swinehart, for all awards made prior to 2017, outstanding shares of restricted stock fully vest upon a change-in-control, a Named Executive Officer’s termination upon death or disability or termination by us without cause. Ms. Swinehart’s awards of restricted stock fully vest as a result of termination upon death or disability or termination by us without cause. In 2017, we modified our form of restricted stock grant agreement for future awards to eliminate single-trigger vesting in the event of a change-in-control. In addition, pursuant to the retention agreements we have entered into with each of our Named Executive Officers, with the exception of Ms. Swinehart, outstanding shares of restricted stock will also fully vest upon a termination by any such Named Executive Officer for good reason. As of December 31, 2016, Messrs. Grimes, Fear and Garrison and Mses. Maggio and Swinehart held unvested restricted common stock as follows: Mr. Grimes — 218,515 shares; Mr. Fear — 35,527 shares; Mr. Garrison — 88,486 shares; Ms. Maggio — 8,972 and Ms. Swinehart — 16,784. For purposes of the table above, the value of the equity awards that vest are based on the value of unvested awards set forth in the “Outstanding Equity Awards at Fiscal Year-End 2016” table.

(5)	Does not include any amounts because the performance-based restricted stock units will remain subject to the achievement of performance-based vesting conditions through the end of the performance periods. Any amounts earned would be prorated to reflect the length of service by the Named Executive Officer during the relevant performance period.

(6)	Represents (i) the number of performance-based restricted stock units granted in 2015 and 2016 that would have vested after prorating the number of performance-based restricted stock units based on the length of service by the Named Executive Officer during the relevant performance period, multiplied by $15.33, which was the closing price of our common stock on the NYSE on December 30, 2016, plus (ii) the value of the shares of common stock that would have been issued to pay the accumulated value of dividends that would have been paid during the performance period on the shares earned.

(7)	Represents (i) the number of performance-based restricted stock units granted in 2015 and 2016 that would have vested after prorating the number of performance-based restricted stock units based on the truncated performance period, multiplied by $15.33, which was the closing price of our common stock on the NYSE on December 30, 2016, plus (ii) the value of the shares of common stock that would have been issued to pay the accumulated value of dividends that would have been paid during the performance period on the shares earned. Does not include the portion of the performance-based restricted stock units granted in 2015 and 2016, which represents two-thirds of each award, that would have vested but for the fact that such units remain subject to continued employment requirements through the end of the original performance period in order to vest.

None of the Named Executive Officers were eligible for retirement, as defined in the applicable award agreements, as of December 31, 2016. Retirement is defined to mean resignation from the employment with us on or after the date that (i) the Named Executive Officer is at least 50 years old and the sum of his age and his years of employment with us is 70 or greater; (ii) the Named Executive Officer provides written notice to us at least 90 days prior to the anticipated resignation date; and (iii) the Named Executive Officer continues to work for us through the anticipated resignation date. If the Named Executive Officers had been eligible for retirement and had retired as of December 31, 2016, each Named Executive Officer, other than Ms. Swinehart, would have been entitled to accelerated vesting of the restricted stock awards granted in 2015 and thereafter, and as of December 31, 2016, based on the $15.33 closing price of our common stock on the NYSE on December 30, 2016, the Named Executive Officers would have received the following amounts: Mr. Grimes — $2,691,335; Mr. Fear — $544,629; Mr. Garrison — $1,102,794; and Ms. Maggio — $137,541. Ms. Swinehart’s restricted stock award agreements did not provide for accelerated vesting upon retirement.

Compensation Risks

The ECC monitors our compensation policies and practices for our employees to determine whether they encourage unnecessary or excessive risk-taking. Due to the greater emphasis placed on incentive compensation at higher levels of the organization, and the fact that these individuals are more likely to make decisions that impact corporate performance and could have a material adverse effect on us, the ECC primarily focuses on our executive compensation policies and practices. We believe that risks arising from our policies and practices for compensating employees are not reasonably likely to have a material adverse effect on us primarily because of the following reasons:

•

there are downside risks associated with pursuing poor business strategies or strategic alternatives, including failure to meet goals under our incentive compensation program and decline in value of shares of restricted stock and performance-based restricted stock units previously granted under our incentive compensation program that are subject to various vesting requirements;

•	our executive compensation program has a significant focus on long-term equity compensation;

•

the goals for our incentive compensation program are aligned with long-term performance metrics, reflect a balanced mix of individual and company goals aligned with our strategic objectives, are both quantitative and qualitative and provide a comprehensive framework for assessing performance;

•	short-term or annual incentive compensation opportunities are capped and therefore do not incentivize employees to maximize short-term performance at the expense of long-term performance;

•	our compensation levels and opportunities are in keeping with appropriate competitive practice; and

•	our executives and directors are expected to maintain an ownership interest in us, which creates an alignment of their interests with those of our stockholders.

Executive and Director Compensation Process

Overall, the ECC is responsible for determining and approving the compensation of all of our executive officers; provided that all equity awards to be granted are also subject to the approval of the Board. The Board is responsible for approving the compensation of our non-employee directors; provided that the ECC may make recommendations to the Board with respect to non-employee director compensation.

The ECC typically meets several times each year in connection with the consideration and determination of executive compensation. Historically, most actions of the ECC have occurred at regular meetings scheduled well in advance by the ECC; however, the ECC may hold special meetings or take actions by written consent as they deem appropriate. Specific meeting agendas are prepared by the chair of the ECC and our Chief Executive Officer, although they reflect the direction of the full ECC. Matters to be acted on by written consent may relate to matters that have been previously discussed and/or are summarized by our Chief Executive Officer, a consultant engaged by the ECC or other advisor to us or the ECC.

For 2016, our Chief Executive Officer made recommendations to the ECC regarding base salaries and the target amounts, structure and goals for our incentive compensation program, provided detailed information to the ECC regarding the performance of our other Named Executive Officers during 2016 and made recommendations regarding payouts under our incentive compensation program. In addition, our Chief Executive Officer provided the ECC with the financial and other information necessary to determine whether the company goals and each Named Executive Officer’s individual goals with respect to annual cash incentive awards had been achieved.

As noted above in “Compensation Discussion and Analysis,” the ECC engaged SH&P to assist them in conducting a comprehensive review of our executive compensation programs and levels. In July 2015, SH&P prepared a written report providing a thorough analysis of our executive compensation programs related to 2016 compensation, including (i) a marketplace review of compensation levels for our Named Executive Officers relative to our 2016 peer group and (ii) SH&P’s recommendations regarding the overall design of our executive compensation program for 2016. This report and the ECC’s consultations with SH&P primarily related to and were used for purposes of structuring 2016 executive compensation. In 2016, the ECC also engaged SH&P to recommend terms of retention agreements for our Named Executive Officers, provide data regarding similar types of arrangements in place at the companies included in our 2016 peer group in connection with the upcoming expiration of the current terms of our retention agreements existing at the time and to provide a marketplace review of compensation levels for 2017 for our Named Executive Officers, relative to our 2016 peer group. The ECC retained direct responsibility for the appointment, compensation and oversight of the work of SH&P, and instructed SH&P to report directly to the ECC. We have concluded that the work of SH&P did not raise any conflict of interest.

The ECC and, with respect to equity awards, the independent members of the Board ultimately made all determinations regarding compensation payable to our Named Executive Officers and the terms of their retention agreements, as applicable.

The Board and the ECC review our director compensation on an annual basis. The Board is responsible for approving the compensation of our non-employee directors; provided that the ECC may make recommendations to the Board with respect to non-employee director compensation. Additionally, our Chief Executive Officer may also make recommendations or assist the ECC in making recommendations regarding director compensation. In 2015, the ECC engaged SH&P to perform a comprehensive review of our director compensation and make recommendations for our future director compensation; the results of this review and recommendations were used in determining director compensation for 2016.

Director and Officer Stock Ownership Guidelines

The Board believes it is important to align the interests of the directors and our Chief Executive Officer and certain of our other executive officers with those of our stockholders and for directors and our Chief Executive Officer and certain of our other executive officers to hold equity ownership positions in us. Accordingly, we have established stock ownership guidelines pursuant to which each of the following persons is expected to own an aggregate number of shares of common stock, restricted stock or phantom shares in us, whether vested or not, with the following aggregate market values:

Position	Equity Ownership Guideline
Non-employee director	$375,000
Chief Executive Officer	5x annual base salary
Chief Operating Officer and Chief Investment Officer, Chief Financial Officer and General Counsel	3x annual base salary

Our non-employee directors, Chief Executive Officer and certain of our other executive officers are expected to gain compliance with these ownership guidelines by the later of (1) the end of the fifth full fiscal year following the year in which he or she was initially elected as a director or appointed as a director, the Chief Executive Officer or as a certain executive officer or (2) December 31, 2017. Thereafter, compliance with these ownership guidelines will be measured at the end of each fiscal year.

For purposes of these ownership guidelines, the value of shares of common stock, restricted stock and phantom shares shall be the greater of the market price of an equivalent number of shares of our Class A common stock (1) on the date of purchase or grant of such shares or (2) as of the date compliance with these ownership guidelines is measured.

Any director who is prohibited by law or by applicable regulation of his or her employer from owning equity in us shall be exempt from this requirement. For directors who are employed by or otherwise are affiliated with a stockholder of us, the shares owned by the affiliated entity are attributed to the director for purposes of these ownership guidelines. Our NCG Committee may consider whether exceptions should be made for any director on whom this requirement could impose a financial hardship.

Executive Compensation Committee Report

The ECC has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the ECC recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Executive Compensation Committee

Bonnie S. Biumi (Chair)

Frank A. Catalano, Jr.

Gerald M. Gorski

Richard P. Imperiale

Peter L. Lynch

Thomas J. Sargeant

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2016 regarding: (i) the number of shares of our common stock to be issued upon the exercise of outstanding options, warrants and rights, (ii) the weighted average exercise price of such options, warrants and rights, and (iii) the number of shares of our common stock remaining available for future issuance under our equity compensation plans other than outstanding options, warrants and rights.

Plan Category	Number of Shares of Common Stock to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Shares of Common Stock Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities referenced in Column (a)

	(a)		(b)		(c)

Equity Compensation Plans Approved by Stockholders	821,716	(1)	$19.25	(1)	2,110,655	(2)

Equity Compensation Plans not Approved by Stockholders	N/A		N/A		N/A

(1)	Includes 781,116 performance-based restricted stock units. Because there is no exercise price associated with these performance-based restricted stock units, such units are not included in the weighted average exercise price calculation.

(2)	Represents shares of common stock remaining available for issuance under our 2014 Long-Term Equity Compensation Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company has a Related Person Transaction Approval and Disclosure Policy for the review, approval or ratification of any related person transaction. This written policy provides that all related person transactions must be reviewed and approved by a majority of the disinterested directors on the Board in advance of us or any of our subsidiaries entering into the transaction; provided that, if we or any of our subsidiaries enter into a transaction without recognizing that such transaction constitutes a related person transaction, the approval requirement will be satisfied if such transaction is ratified by a majority of the disinterested directors on the Board promptly after we recognize that such transaction constituted a related person transaction. Disinterested directors are directors that do not have a personal financial interest in the transaction that is adverse to our financial interest or that of our stockholders. The term “related person transaction” refers to a transaction required to be disclosed by us pursuant to Item 404 of Regulation S-K (or any successor provision) promulgated by the SEC. This policy is in addition to, and not a substitute of, any other policy of the Company relating to approval of conflict of interest transactions.

During 2016, Mr. Jason Garrison, the brother of Mr. Shane Garrison, our Executive Vice President, Chief Operating Officer and Chief Investment Officer, a Named Executive Officer, was employed by the Company in the capacity of Assistant Vice President, Operations. For 2016, Mr. Jason Garrison’s total compensation earned was $124,509. This transaction was approved in accordance with our Related Person Transaction Approval and Disclosure Policy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of March 2, 2017 regarding the number and percentage of shares beneficially owned by: (i) each director and nominee; (ii) each Named Executive Officer; (iii) all directors and executive officers as a group; and (iv) each person known by us to be the beneficial owner of more than 5% of any class of our outstanding common stock. Percentages in the following table are based on 236,892,826 shares of common stock outstanding, which was the amount of shares outstanding as of March 2, 2017, plus for each person, the number of shares that person has the right to acquire within 60 days after such date. None of the directors or Named Executive Officers own any shares of the Company’s Series A preferred stock except as set forth below:

	Total Common Stock
Name and Address of Beneficial Owners (1)	Number of Shares (2)	Percent of Class
Directors, Director Nominees and Named Executive Officers
Gerald M. Gorski (3)	44,125	*
Bonnie S. Biumi	15,209	*
Frank A. Catalano, Jr. (4)	41,731	*
Paul R. Gauvreau (4)	78,994	*
Robert G. Gifford	4,925	*
Richard P. Imperiale (5)	47,602	*
Peter L. Lynch	18,710	*
Thomas J. Sargeant (6)	37,592	*
Steven P. Grimes	367,777	*
Heath R. Fear	56,181	*
Shane C. Garrison (7)	177,086	*
Paula C. Maggio	17,934	*
Julie M. Swinehart	32,422	*
All directors and executive officers as a group (13 persons)	940,288	*

5% Holders
The Vanguard Group, Inc. (8)	36,532,834	15.42%
Vanguard Specialized Funds — Vanguard REIT Index Fund (9)	18,025,702	7.61%
Blackrock, Inc. (10)	17,120,003	7.23%

*	Less than 1% of the total shares of common stock outstanding.

(1)	The address of each of the persons listed below is 2021 Spring Road, Suite 200, Oak Brook, IL 60523.

(2)	Beneficial ownership includes outstanding shares and shares which are not outstanding that any person has the right to acquire within 60 days after the date of this table. However, any such shares which are not outstanding are not deemed to be outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investing power with respect to all shares beneficially owned by them.

(3)	Includes 8,200 shares of common stock issuable upon the exercise of options, which are currently exercisable or will become exercisable within 60 days after the date of this table.

(4)	Includes 10,200 shares of common stock issuable upon the exercise of options, which are currently exercisable or will become exercisable within 60 days after the date of this table.

(5)	Includes 12,000 shares of common stock issuable upon the exercise of options, which are currently exercisable or will become exercisable within 60 days after the date of this table.

(6)	Mr. Sargeant also beneficially owns 800 shares of the Company’s Series A preferred stock, which represents less than 1% of our outstanding Series A preferred stock. This percentage is based on 5,400,000 shares of Series A preferred stock outstanding as of March 2, 2017.

(7)	Mr. Garrison also beneficially owns 1,000 shares of the Company’s Series A preferred stock, which represents less than 1% of our outstanding Series A preferred stock. This percentage is based on 5,400,000 shares of Series A preferred stock outstanding as of March 2, 2017.

(8)	Information regarding The Vanguard Group, Inc. (Vanguard) is based on a Schedule 13G/A filed by Vanguard with the SEC on February 10, 2017. Vanguard’s address is 100 Vanguard Blvd., Malvern, PA 19355. The Schedule 13G/A indicates that Vanguard has sole voting power with respect to 443,900 shares of common stock, shared voting power with respect to 277,957 shares of common stock, sole dispositive power with respect to 36,126,471 shares of common stock and shared dispositive power with respect to 406,363 shares of common stock. The percentage of beneficial ownership has been adjusted to reflect our actual shares of common stock outstanding as of the close of business on March 2, 2017.

(9)	Information regarding Vanguard Specialized Funds-Vanguard REIT Index Fund (Vanguard Specialized) is based on a Schedule 13G/A filed by Vanguard Specialized with the SEC on February 14, 2017. Vanguard Specialized’s address is 100 Vanguard Blvd., Malvern, PA 19355. The Schedule 13G/A indicates that Vanguard Specialized has sole voting power with respect to all such shares of common stock and sole dispositive power with respect to none of such shares of common stock. The percentage of beneficial ownership has been adjusted to reflect our actual shares of common stock outstanding as of the close of business on March 2, 2017.

(10)	Information regarding BlackRock, Inc. (BlackRock) is based on a Schedule 13G/A filed by BlackRock with the SEC on January 25, 2017. BlackRock’s address is 55 East 52nd Street, New York, NY 10055. The Schedule 13G/A indicates that BlackRock has sole voting power with respect to 15,911,931 shares of common stock, sole dispositive power with respect to 17,120,003 shares of common stock and shared dispositive power with respect to none of such shares. The percentage of beneficial ownership has been adjusted to reflect our actual shares of common stock outstanding as of the close of business on March 2, 2017.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE. Officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on our review of the copies of such reports furnished to us and written representations that no other reports were required during the fiscal year ended December 31, 2016, all Section 16(a) filing requirements applicable to our executive officers, directors and greater than 10% beneficial owners were timely satisfied.

PROPOSAL 2 — ADVISORY RESOLUTION ON

EXECUTIVE COMPENSATION

Section 14A(a)(1) of the Exchange Act generally requires each public company to include in its proxy statement an advisory resolution subject to a non-binding stockholder vote to approve the compensation of the Company’s named executive officers, as disclosed in its proxy statement pursuant to Item 402 of Regulation S-K, not less frequently than once every three years.

At our 2011 annual meeting of stockholders, we asked our stockholders to select the frequency with which to hold future advisory votes on the compensation of our named executive officers. A majority of the votes cast on the frequency proposal selected an annual vote. Accordingly, we currently intend to conduct an annual stockholder advisory vote on executive compensation in accordance with the stockholders’ vote on the frequency of executive compensation until the next required advisory vote on the frequency of holding the non-binding, advisory vote on executive compensation, which will occur at the Annual Meeting.

Therefore, we ask stockholders to vote “FOR” the following resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed in this proxy statement for the 2017 Annual Meeting, including the Compensation Discussion and Analysis, compensation tables and narrative discussions, be, and it hereby is, APPROVED.

The Board recommends a vote FOR this resolution.

We urge stockholders to read the section of this proxy statement captioned “Executive Compensation,” including the Compensation Discussion and Analysis, related compensation tables and narrative discussions contained therein, which provide detailed information on the Company’s compensation policies and practices and the compensation of our Named Executive Officers.

The advisory resolution is non-binding on the Board; however, the Board and the ECC will review and consider the voting results when evaluating the executive compensation program for 2017 and future years.

Vote Required

The affirmative vote of a majority of the votes cast is required to approve the advisory resolution on executive compensation. Abstentions and broker non-votes, if any, will have no effect on the outcome of this matter.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL OF THE ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION.

PROPOSAL 3 — ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

Section 14A(a)(2) of the Exchange Act enables stockholders to vote on a non-binding advisory basis on how frequently the Company will submit “say-on-pay” proposals, similar to Proposal 2, to stockholders in the future. Stockholders may vote for a frequency of every year (“1 YEAR” on the proxy card), every two years (“2 YEARS” on the proxy card) or every three years (“3 YEARS” on the proxy card), or may abstain. The Board believes that, of the three alternative frequencies, submitting a non-binding, advisory say-on-pay resolution to stockholders every year is preferable. An annual vote will provide the Company with clearer feedback regarding the compensation of our named executive officers and is consistent with the frequency that was approved at our 2011 annual meeting of stockholders and that we have been following since 2011. The administrative process of submitting a non-binding, advisory say-on-pay resolution to stockholders on an annual basis is not expected to impose any substantial additional costs on the Company.

The advisory vote is non-binding on the Board; however, the Board does intend to take the results of the vote on this proposal into account in its decision regarding the frequency with which the Company submits say-on-pay proposals in the future.

Vote Required

In order for any of the three alternative frequencies to be approved, it must receive a majority of the votes cast on this proposal. In the event that no option receives a majority of the votes cast, we will consider the option that receives the most votes to be the option selected by the stockholders. Abstentions and broker non-votes, if any, will have no effect on the outcome of this matter.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR A FREQUENCY OF EVERY YEAR AS THE FREQUENCY FOR FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION.

PROPOSAL 4 — APPROVAL OF AN AMENDMENT TO THE COMPANY’S BYLAWS

We are asking our stockholders to approve an amendment to the Company’s bylaws to allow the Company’s bylaws to be amended by the affirmative vote of a majority of all votes entitled to be cast by the stockholders of the issued and outstanding shares of common stock of the Company at a meeting of stockholders duly called and at which a quorum is present (the “Bylaw Amendment”). Currently, as permitted by the Maryland General Corporate Law (the “MGCL”), our bylaws provide that, with the exception of provisions in our bylaws relating to the business combination and control share provisions of the MGCL and amendments to our bylaws, which provisions may not be amended without stockholder approval, the Board has the exclusive power to alter, amend or repeal our bylaws. A copy of the proposed amendment to the Company’s bylaws is attached as Appendix A to this proxy statement and incorporated by reference into this proposal.

Vote Required

The affirmative vote of a majority of the votes cast is required to approve the Bylaw Amendment. Abstentions and broker non-votes, if any, will have no effect on the outcome of this matter.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL OF THE BYLAW AMENDMENT.

PROPOSAL 5 — RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Deloitte & Touche LLP, or Deloitte, as our independent registered public accounting firm to perform the audit of our financial statements and our internal control over financial reporting for the calendar year 2017. Deloitte has audited our financial statements since 2009. The Board recommends that the stockholders ratify the Company’s selection of Deloitte as our independent registered public accounting firm. Although ratification by stockholders is not required by law or by our bylaws, the Board believes that the submission of its selection to stockholders is a matter of good corporate governance. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time if the Audit Committee believes that such a change would be in the best interests of the Company and its stockholders. If the selection is not ratified, the Audit Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of independent auditors. One or more representatives of Deloitte are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Principal Accounting Fees and Services

The following table sets forth the fees for professional audit services rendered for the audits of our annual financial statements by Deloitte and fees for other services rendered by them:

	2016	2015
Audit Fees (1)	$1,338,366	$1,406,825
Audit-Related Fees (2)	—	115,000
All Other Fees (3)	81,663	—
Tax Fees (4)	171,010	189,095

Total Fees	$1,591,039	$1,710,920

(1)	Audit fees include the (i) financial statement audit, (ii) audit of internal controls over financial reporting and (iii) the issuance of independent registered public accounting firm consents and comfort letters.

(2)	Audit-related fees in 2015 relate to stand-alone reporting requirements for a consolidated subsidiary. Such stand-alone reporting was not required in 2016.

(3)	All other fees include services related to our enterprise risk management framework.

(4)	Tax fees primarily consist of fees for the review of federal and state income tax returns.

The Audit Committee reviews and approves in advance the terms of and compensation for both audit and non-audit services. As stated in our Audit Committee charter, the Audit Committee pre-approves all auditing services and the terms thereof (which may include providing comfort letters in connection with securities underwritings) and non-audit services (other than non-audit services prohibited under Section 10A(g) of the Exchange Act or the applicable rules of the SEC or the PCAOB to be provided to the Company by its independent auditors). The pre-approval requirement may be waived with respect to the provision of non-audit services for the Company if the “de minimus” provisions of Section 10A(i)(1)(B) of the Exchange Act are satisfied. This authority to pre-approve all auditing services and the terms thereof and all non-audit services may be delegated to one or more members of the Audit Committee, provided all decisions to pre-approve an activity are required to be presented to the full Audit Committee at its first meeting following such decision.

The Audit Committee pre-approved 100% of the fees described above and none of the services described above were approved pursuant to Rule 2-01(c)(7)(i)(c) of Regulation S-X, which relates to circumstances where the Audit Committee pre-approval requirement is waived.

Vote Required

The affirmative vote of a majority of the votes cast is required to ratify the selection of Deloitte as our independent registered public accounting firm. Abstentions and broker non-votes, if any, will have no effect on the outcome of this matter.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE SELECTION OF DELOITTE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

MISCELLANEOUS AND OTHER MATTERS

Stockholder Proposals for the 2018 Annual Meeting

Any stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 for inclusion in the Company’s proxy statement and form of proxy for its 2018 annual meeting of stockholders must be received by the Company on or before December 8, 2017 in order to be considered for inclusion in its proxy statement and form of proxy. Such proposals must also comply with the requirements as to form and substance established by the SEC if such proposals are to be included in the proxy statement and form of proxy. Any such proposal should be mailed to: Retail Properties of America, Inc., 2021 Spring Road, Suite 200, Oak Brook, IL 60523, Attn: Secretary.

In order for stockholder proposals to be properly brought before our 2018 annual meeting of stockholders, other than stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 for inclusion in the proxy statement and form of proxy for its 2018 annual meeting, the stockholder must give timely notice thereof in writing to our Secretary not earlier than November 8, 2017 nor later than December 8, 2017, unless the Company’s 2018 annual meeting of stockholders is scheduled to take place before April 25, 2018 or after

June 24, 2018. A stockholder’s notice will be timely if it sets forth all information under Section 12 of our bylaws and is received in writing at the Company’s principal executive office not earlier than the 150th day nor later than 5:00 p.m. Eastern time on the 120th day prior to the first anniversary of the date of the notice for the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m. Eastern time on the later of the 120th day prior to the date of such annual meeting, as originally convened, or the tenth day following the day on which public announcement of the date of such meeting is first made.

Other Matters

As of the date of this proxy statement, the above are the only matters we are aware of that are to be acted upon at the Annual Meeting. If any other matter should come before the Annual Meeting, the persons appointed by your proxy will vote on those matters in accordance with the recommendation of the Board, or, in the absence of such a recommendation, in accordance with their discretion.

By the order of the Board of Directors,

Oak Brook, Illinois April 7, 2017	/s/ Paula C. Maggio Paula C. Maggio Secretary

YOUR VOTE IS IMPORTANT. THE PROMPT RETURN OF YOUR PROXY, INCLUDING THOSE AUTHORIZED VIA THE INTERNET OR VIA TOUCH-TONE TELEPHONE, WILL SAVE US THE EXPENSE OF FURTHER REQUESTS FOR PROXIES. WE ENCOURAGE YOU TO COMPLETE, SIGN, DATE AND RETURN YOUR PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE, OR AUTHORIZE YOUR PROXY VIA THE INTERNET OR VIA TOUCH-TONE TELEPHONE, BEFORE THE MEETING SO THAT YOUR SHARES WILL BE REPRESENTED AND VOTED AT THE MEETING.

Appendix A — Amendment No. 2 to Bylaws

AMENDMENT NO. 2 TO

SIXTH AMENDED AND RESTATED BYLAWS

OF

RETAIL PROPERTIES OF AMERICA, INC.

Article XI of the Sixth Amended and Restated Bylaws of RETAIL PROPERTIES OF AMERICA, INC. is hereby deleted in its entirety and replaced with the following:

These Bylaws may be altered, amended or repealed by the Board or by the affirmative vote of a majority of all votes entitled to be cast by the holders of the issued and outstanding shares of common stock of the Company at a meeting of Stockholders duly called and at which a quorum is present. Notwithstanding anything to the contrary herein, this Article XI and Sections 13 and 14 of Article II of these Bylaws may not be altered, amended or repealed by the Board unless it shall also obtain the affirmative vote of a majority of the votes cast on the matter by the holders of the issued and outstanding shares of common stock of the Company at a meeting of Stockholders duly called and at which a quorum is present.

Except as herein amended, the provisions of the Bylaws shall remain in full force and effect.

Adopted and effective as of ●, 2017.

Appendix A -Amendment No. 2 to Bylaws

RETAIL PROPERTIES OF AMERICA, INC. REVOCABLE PROXY FOR ANNUAL MEETING OF STOCKHOLDERS – MAY 25, 2017 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Retail Properties of America, Inc., a Maryland corporation (the “Company”), hereby appoints Paula C. Maggio and Steven P. Grimes, and each of them, as proxies for the undersigned, and each with full power of substitution and re-substitution, to attend the annual meeting of stockholders to be held at 8:00 a.m. Mountain Time at The Red Rock Casino Resort & Spa, 11011 W. Charleston Blvd., Las Vegas, Nevada 89135 on May 25, 2017, or any adjournment or postponement thereof to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, and revokes any proxy heretofore given with respect to such meeting.

THIS PROXY WHEN PROPERLY EXECUTED AND RETURNED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF THIS PROXY IS EXECUTED BUT NO INSTRUCTION IS GIVEN, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST “FOR” EACH OF THE NOMINEES FOR DIRECTOR, “FOR” THE APPROVAL OF AN ADVISORY RESOLUTION ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, FOR “1 YEAR” AS THE FREQUENCY FOR FUTURE ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, “FOR” THE APPROVAL OF THE PROPOSED AMENDMENT TO THE COMPANY’S BYLAWS AND “FOR” THE RATIFICATION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

SEE REVERSE SIDE

        ▲ TO VOTE BY MAIL, PLEASE DETACH HERE ▲

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL OF THE NOMINEES FOR DIRECTOR, “FOR” PROPOSALS 2, 4 AND 5 AND “1 YEAR” FOR PROPOSAL 3.	Please mark vote as indicated in this example	☒

PROPOSAL 1: Election of nine directors:											FOR	AGAINST	ABSTAIN
	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN	PROPOSAL 2.	Approval of an advisory resolution on executive compensation.		☐	☐	☐

01. BONNIE S. BIUMI	☐	☐	☐	06. STEVEN P. GRIMES	☐	☐	☐	PROPOSAL 3:	Advisory vote on frequency of future advisory votes on executive compensation.	1 YEAR ☐	2 YEARS ☐	3 YEARS ☐	ABSTAIN ☐
02. FRANK A. CATALANO, JR.	☐	☐	☐	07. RICHARD P. IMPERIALE	☐	☐	☐

03. PAUL R. GAUVREAU	☐	☐	☐	08. PETER L. LYNCH	☐	☐	☐				FOR	AGAINST	ABSTAIN

04. ROBERT G. GIFFORD	☐	☐	☐	09. THOMAS J. SARGEANT	☐	☐	☐	PROPOSAL 4:	Approval of an amendment to our bylaws.		☐	☐	☐

05. GERALD M. GORSKI	☐	☐	☐					PROPOSAL 5:	Ratification of Deloitte & Touche LLP as Retail Properties of America, Inc.’s independent registered public accounting firm for 2017.		FOR ☐	AGAINST ☐	ABSTAIN ☐

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Date:	, 2017

Signature:

Signature (if held jointly):

Please sign exactly as your name or names appear hereon. For joint accounts, each owner should sign. When signing as executor, administrator, attorney, trustee, guardian or in another representative capacity, please give your full title. If a corporation or partnership, please sign in the name of the corporation or partnership by an authorized officer or person.

CHECK HERE ONLY IF YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON  ☐

PLEASE SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

▲ TO AUTHORIZE YOUR PROXY BY MAIL, PLEASE DETACH HERE ▲

Your telephone or internet proxy authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

AUTHORIZE YOUR PROXY BY PHONE: You will be asked to enter a CONTROL NUMBER which is located in the lower right hand corner of this form.

OPTION A:	You are encouraged to review each proposal and select a voting choice before you submit your proxy. Please press 0 in order to vote on each proposal separately.

OPTION B:

If you prefer not to select a voting choice with respect to each proposal, you may press 1 to submit a proxy. If you select this option, your shares will be voted in accordance with the recommendations made by the Board of Directors.

AUTHORIZE YOUR PROXY BY INTERNET: THE WEB ADDRESS IS www.proxyvoting.com/RPAI

IF YOU AUTHORIZE YOUR PROXY BY PHONE OR INTERNET–DO NOT MAIL THE PROXY CARD. THANK YOU FOR VOTING.

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